        As filed with the Securities and Exchange Commission on January 21, 2004
                                                     Registration No. 333-111402


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           -------------------------
                                    FORM S-3

                                AMENDMENT NO. 1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                              SSP SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    33-0757190
     -------------------------------                 ----------------------
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                  Identification Number)

                              17861 CARTWRIGHT ROAD
                            IRVINE, CALIFORNIA 92614
                                 (949) 851-1085
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                            -------------------------
                               MARVIN J. WINKLER,
                     CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               SSP SOLUTIONS, INC.
                              17861 CARTWRIGHT ROAD
                            IRVINE, CALIFORNIA 92614
                                 (949) 851-1085
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                                GREGG AMBER, ESQ.
                           CRISTY LOMENZO PARKER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, SUITE 1400
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100
    Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: |X|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | | __________
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: | | _____
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: | |

                                             CALCULATION OF REGISTRATION FEE
======================================= ================= ==================== =================== =================
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO        OFFERING PRICE         AGGREGATE         REGISTRATION
     SECURITIES TO BE REGISTERED         BE REGISTERED         PER SHARE         OFFERING PRICE          FEE
--------------------------------------- ----------------- -------------------- ------------------- -----------------
Common stock, $0.01 par value            44,841,550 (1)           (2)                 (2)                (2)
======================================= ================= ==================== =================== =================

(1) As initially filed, this registration statement covered an aggregate of 45,641,471 shares of common stock, including 2,386,819 shares issued and outstanding and 43,254,652 shares underlying warrants, convertible promissory notes and convertible preferred stock. As amended by this amendment no. 1, this registration statement now covers an aggregate of 44,841,550 shares, including 5,230,307 shares issued and outstanding and 39,611,243 shares underlying warrants, convertible promissory notes and convertible preferred stock. In the event of a stock split, stock dividend, or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. A registration statement fee of $4,467.80 was paid upon the initial filing of this registration statement based upon a proposed maximum offering price per share of $1.21, which was the average of the high and low sales prices per share as reported on The Nasdaq National Market on December 17, 2003, and a proposed maximum aggregate offering price of $55,226,180.31. The adjusted registration fee based upon the reduction in shares being registered pursuant to this amendment no. 1 is $4,389.49 as calculated using the fee rate and share price in effect for December 17, 2003.

Pursuant to Rule 429, this registration statement contains a combined prospectus that covers the following numbers of shares of common stock registered on the Registrant's registration statement numbers shown below, in addition to the shares being registered on this registration statement:

     Registration statement no. 333-90574 - 3,409,790 shares, including 1,619,351 outstanding shares of common stock and 1,790,439 shares of common stock underlying warrants, options and convertible promissory notes; and

     Registration statement no. 333-101959 - 1,800,000 outstanding shares of common stock.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL SECURITIES UNDER THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART BECOMES EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED JANUARY 20, 2004

PROSPECTUS


                               SSP SOLUTIONS, INC.

                        50,051,340 SHARES OF COMMON STOCK

         An aggregate of 8,649,658 issued and outstanding shares of our common stock and an aggregate of 41,401,682 shares of our common stock underlying warrants, convertible promissory notes, options and convertible preferred stock are being offered for resale under this prospectus by some of our security holders identified in this prospectus for their own accounts.

         Our common stock currently trades on The Nasdaq National Market under the symbol "SSPX." The last reported sale price of our common stock on January 15, 2004 was $1.74 per share.

         Our principal offices are located at 17861 Cartwright Road, Irvine, California 92614, and our telephone number is (949) 851-1085.

                            -------------------------
                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                            -------------------------

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




               The date of this prospectus is January ____, 2004.

                                TABLE OF CONTENTS
                                -----------------

                                                                           PAGE
                                                                           ----


RISK FACTORS.................................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................16

SELLING SECURITY HOLDERS....................................................17

PLAN OF DISTRIBUTION........................................................48

USE OF PROCEEDS.............................................................50

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................50

EXPERTS.....................................................................51

LEGAL MATTERS...............................................................51

TRANSFER AGENT AND REGISTRAR................................................51

WHERE YOU CAN FIND MORE INFORMATION.........................................52

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................52

                                  RISK FACTORS

         AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST OR MAINTAIN AN INVESTMENT IN SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

     WE HAVE A HISTORY OF LOSSES AND MAY INCUR FUTURE LOSSES THAT MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS BY, AMONG OTHER THINGS, MAKING IT DIFFICULT FOR US TO RAISE ADDITIONAL DEBT OR EQUITY FINANCING TO THE EXTENT NEEDED FOR OUR CONTINUED OPERATIONS OR FOR PLANNED EXPANSION.

         We may not become profitable or significantly increase our revenue. We incurred net losses of $8.6 million for the year ended December 31, 2002 and $5.1 million for the nine months ended September 30, 2003. To achieve profitability, we will need to generate and sustain sufficient revenues while maintaining reasonable cost and expense levels. We expect to continue to incur significant operating expenses primarily to support research and development and expansion of our sales and marketing efforts. These expenditures may not result in increased revenues or customer growth. We do not know when or if we will become profitable. We may not be able to sustain or increase profitability on a quarterly or annual basis.

         Our losses from operations, our use of cash in operating activities, and our accumulated deficit and working capital deficiency at December 31, 2002 and 2001, among other factors, raised substantial doubt about our ability to continue as a going concern and led our independent auditors to include in their opinions contained in our consolidated financial statements as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 an explanatory paragraph related to our ability to continue as a going concern. Analysts and investors generally view reports of independent auditors questioning a company's ability to continue as a going concern unfavorably. Future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows. We urge potential investors to review the reports of our independent auditors and our consolidated financial statements before making a decision to invest in our company.

     WE HAVE NOT GENERATED ANY SIGNIFICANT SALES OF OUR PRODUCTS WITHIN THE COMPETITIVE COMMERCIAL MARKET NOR HAVE WE ESTABLISHED A SUFFICIENT SALES AND MARKETING FORCE TO PROMOTE OUR PRODUCTS TO POTENTIAL COMMERCIAL CUSTOMERS, WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS PERFORMANCE AND FUTURE PROSPECTS.

         Although we have had some success in selling our security solutions to government agencies, we are just beginning to enter the complex and competitive commercial market for digital commerce and communications security solutions. Many potential customers in our target markets are now becoming aware of the need for security products and services in the digital economy to conduct their business. Historically, only enterprises that had substantial resources developed or purchased security solutions for delivery of digital content over the Internet or through other means. Also, there is a perception that security in delivering digital content is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for security in delivering digital content and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner.

         Even if we convince our target markets about the importance of and need for such security, we do not know if this will result in the sale of our products. We may be unable to establish sales and marketing operations at levels necessary for us to grow this portion of our business, especially if we are unsuccessful at selling this product into vertical markets. We may not be able to support the promotional programs required by selling simultaneously into several markets. If we are unable to develop an efficient sales system, or if our products or components do not achieve wide market acceptance, then our operating results will suffer and our earnings per share will be adversely affected.

     WE FACE INTENSE COMPETITION AND PRICING PRESSURES FROM A NUMBER OF SOURCES, WHICH MAY REDUCE OUR AVERAGE SELLING PRICES AND GROSS MARGINS.

         The markets for our products and services are intensely competitive. As a result, we face significant competition from a number of sources. We may be unable to compete successfully because many of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we have. In addition, there are several smaller and start-up companies with which we compete from time to time. We expect competition to increase as a result of consolidation in the information security technology industry.

         The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer-term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support required. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product lifecycles. These same competitive pressures may require us to write down the carrying value of any inventory on hand, which would adversely impact our operating results and adversely affect our earnings per share.

     WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ONLY ONE OF THOSE CUSTOMERS COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

         We depend on a limited number of customers for a substantial portion of our revenue. During the year ended December 31, 2002, and the three and nine months ended September 30, 2003, we derived 28%, 25% and 30%, respectively, of our consolidated net revenue for those periods from a single customer. Many of our contracts with our significant customers are short-term. The non-renewal of any significant contract upon expiration, or a substantial reduction in sales to any of our significant customers, would adversely affect our business unless we were able to replace the revenue we received from those customers.

     OUR RELIANCE ON THIRD PARTY TECHNOLOGIES FOR SOME SPECIFIC TECHNOLOGY ELEMENTS OF OUR PRODUCTS AND OUR RELIANCE ON THIRD PARTIES FOR MANUFACTURING MAY DELAY PRODUCT LAUNCH, IMPAIR OUR ABILITY TO DEVELOP AND DELIVER PRODUCTS OR HURT OUR ABILITY TO COMPETE IN THE MARKET.

         Our ability to license new technologies from third parties is and will continue to be critical to our ability to offer a complete suite of products that meets customer needs and technological requirements. Some of our licenses do not run for the full duration of the third party's patent for the licensed technology. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling or may need to redesign our products that incorporate that technology, and we may lose a competitive advantage. In addition, competitors could obtain licenses for technologies for which we are unable to obtain licenses, and third parties may develop or enable others to develop a similar solution to digital communication security issues, either of which events could erode our market share. Also, dependence on the patent protection of third parties may not afford us any control over the protection of the technologies upon which we rely. If the patent protection of any of these third parties were compromised, our ability to compete in the market also would be impaired.

     THIRD PARTIES COULD OBTAIN ACCESS TO OUR PROPRIETARY INFORMATION OR COULD INDEPENDENTLY DEVELOP SIMILAR TECHNOLOGIES BECAUSE OF THE LIMITED PROTECTION FOR OUR INTELLECTUAL PROPERTY.

         Despite the precautions we take, third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other jurisdictions may afford little or no effective protection of our intellectual property rights. Our business, financial condition and operating results could be adversely affected if we are unable to adequately protect our intellectual property rights.

     WE MAY FACE HARMFUL CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS, WHICH COULD REQUIRE US TO DEVOTE SUBSTANTIAL TIME AND RESOURCES TOWARD MODIFYING OUR PRODUCTS OR OBTAINING APPROPRIATE LICENSES.

         There is a risk that our products infringe on proprietary rights of third parties. Regardless of whether our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expenses in defending them. If any infringement claims or actions are asserted against us, we may be required to modify our products or seek licenses for these intellectual property rights. We may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business by preventing us from selling some or all of our products.

     OUR INABILITY TO MAINTAIN AND DEVELOP NEW STRATEGIC RELATIONSHIPS WITH PARTNERS AND SUPPLIERS COULD IMPACT OUR ABILITY TO OBTAIN OR SELL OUR PRODUCTS, AND PREVENT US FROM GENERATING SALES REVENUES.

         We obtain and market many of our products through strategic alliance and supplier agreements. The loss of any of our existing strategic relationships, or the inability to create new strategic relationships in the future, could adversely affect our ability to develop and market our products.

         We depend upon our partners to develop and market products and to fund and perform their obligations as contemplated by our agreements with them. We do not control the time and resources devoted by our partners to these activities. These relationships may not continue or may require us to spend significant financial, personnel and administrative resources from time to time. We may not have the resources available to satisfy our commitments, which may adversely affect our strategic relationships. Further, our products and services may compete with the products and services of our strategic partners. This competition may adversely affect our relationships with our strategic partners, which could adversely affect our business.

         If alliance or supplier agreements are cancelled, modified or delayed, if alliance or supplier partners decide not to purchase our products or to purchase only limited quantities of our products, or if we are unable to enter into additional alliance or supplier agreements, our ability to produce and sell our products and to generate sales revenues could be adversely affected.

     ANY COMPROMISE OF PKI TECHNOLOGY WOULD ADVERSELY AFFECT OUR BUSINESS BY REDUCING OR ELIMINATING DEMAND FOR MANY OF OUR DATA SECURITY PRODUCTS.

         Many of our products are based on public key infrastructure, or PKI, technology, which is the standard technology for securing Internet-based commerce and communications. The security afforded by this technology depends on the integrity of a user's private key, which depends in part on the application of algorithms, or advanced mathematical factoring equations. The occurrence of any of the following could result in a decline in demand for our data security products:

          o any significant advance in techniques for attacking PKI systems, including the development of an easy factoring method or faster, more powerful computers;

          o publicity of the successful decoding of cryptographic messages or the misappropriation of private keys; and

          o    government regulation limiting the use, scope or strength of PKI.

     A SECURITY BREACH OF OUR INTERNAL SYSTEMS OR THOSE OF OUR CUSTOMERS DUE TO COMPUTER HACKERS OR CYBER TERRORISTS COULD HARM OUR BUSINESS BY ADVERSELY AFFECTING THE MARKET'S PERCEPTION OF OUR PRODUCTS AND SERVICES.

         Since we provide security for Internet and other digital communication networks, we may become a target for attacks by computer hackers. The ripple effects throughout the economy of terrorist threats and attacks and military activities may have a prolonged effect on our potential commercial customers, or on their ability to purchase our products and services. Additionally, because we provide security products to the United States government, we may be targeted by cyber terrorist groups for activities threatened against United States-based targets.

         We will not succeed unless the marketplace is confident that we provide effective security protection for Internet and other digital communication networks. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of security for Internet and other digital communication networks occurs in our internal systems or those of our end-user customers, regardless of whether we caused the breach, it could adversely affect the market's perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners.

     WE MAY BE EXPOSED TO SIGNIFICANT LIABILITY FOR ACTUAL OR PERCEIVED FAILURE TO PROVIDE REQUIRED PRODUCTS OR SERVICES.

         Products as complex as those we offer may contain undetected errors or may fail when first introduced or when new versions are released. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance, or claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business. Because our customers rely on our products for critical security applications, we may be exposed to claims for damages allegedly caused to an enterprise as a result of an actual or perceived failure of our products. An actual or perceived breach of enterprise network or data security systems of one of our customers, regardless of whether the breach is attributable to our products or solutions, could adversely affect our business reputation. Furthermore, our failure or inability to meet a customer's expectations in the performance of our services, or to do so in the time frame required by the customer, regardless of our responsibility for the failure, could result in a claim for substantial damages against us by the customer, discourage customers from engaging us for these services, and damage our business reputation.

     IF USE OF THE INTERNET AND OTHER COMMUNICATION NETWORKS BASED ON INTERNET PROTOCOLS DOES NOT CONTINUE TO GROW, DEMAND FOR OUR PRODUCTS MAY NOT INCREASE.

         Increased demand for our products largely depends on the continued growth of the Internet and Internet protocol-based networks and the widespread acceptance and use of these mediums for electronic commerce and communications. Because electronic commerce and communications over these networks are evolving, we cannot predict the size of the market and its sustainable growth rate. A number of factors may affect market size and growth rate, including increases in governmental regulation and the continued ability of the Internet infrastructure and communications services to support growing demands, which ability could be adversely affected by, among other things, delays in development or adoption of new standards and protocols to handle increased levels of activity. If the use of electronic commerce and communications does not increase, or increases more slowly than we expect, demand for our products and services will be adversely impacted.

     IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR PRODUCT AND SERVICE OFFERINGS COULD BECOME OBSOLETE.

         The markets we serve are characterized by rapidly changing technology, emerging industry standards and frequent introduction of new products. The introduction of products embodying new technologies and the emergence of new industry standards may render our products obsolete or less marketable. The process of developing our products and services is extremely complex and requires significant continuing development efforts. If we are unable to modify existing products and develop new products and services that are responsive to changing technology and standards and to meet customer needs in a timely and cost effective manner, our business could be adversely affected because we would be unable to sell our product and service offerings that have become obsolete.

     DOING BUSINESS WITH THE UNITED STATES GOVERNMENT ENTAILS MANY RISKS THAT COULD ADVERSELY AFFECT US BY DECREASING THE PROFITABILITY OF GOVERNMENTAL CONTRACTS WE ARE ABLE TO OBTAIN AND INTERFERING WITH OUR ABILITY TO OBTAIN FUTURE GOVERNMENTAL CONTRACTS.

         Sales to United States government agencies accounted for 18%, 33% and 40% of our consolidated revenues for the year ended December 31, 2002, and the three and nine months ended September 30, 2003, respectively. Our sales to these agencies are subject to risks that include:

          o    early termination of our contracts;

          o    disallowance of costs upon audit; and

          o the need to participate in competitive bidding and proposal processes, which are costly and time consuming and may result in unprofitable contracts.

         In addition, the government may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Government agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because we engage in the governmental contracting business, we have been and will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any of our governmental contracts could result in substantial civil and criminal fines and penalties, as well as our suspension from future governmental contracts for a significant period of time, any of which could adversely affect our business by requiring us to spend money to pay the fines and penalties and prohibiting us from earning revenues from governmental contracts during the suspension period.

     DELAYS IN DELIVERIES FROM OUR SUPPLIERS OR DEFECTS IN GOODS OR COMPONENTS SUPPLIED BY OUR VENDORS COULD CAUSE OUR REVENUES AND GROSS MARGINS TO DECLINE.

         We rely on a limited number of vendors for certain components for the products we are developing. Any undetected flaws in components supplied by our vendors could lead to unanticipated costs to repair or replace these parts. We currently purchase some of our components from a single supplier, which presents a risk that the components may not be available in the future on commercially reasonable terms or at all. For example, Atmel Corporation has completed development of a specially designed Forte microprocessor that we have incorporated into a Forte PKI card. Commercial acceptance of the Forte microprocessor will be dependent on continued development of applications to service customer requirements. Any inability to receive or any delay in receiving adequate supplies of the Forte microprocessor, whether as a result of delays in development of applications or otherwise, would adversely affect our ability to sell the Forte PKI card.

         We do not anticipate maintaining a supply agreement with Atmel Corporation for the Forte microprocessor. If Atmel Corporation were unable to deliver the Forte microprocessor for a lengthy period of time or were to terminate its relationship with us, we would be unable to produce the Forte PKI card until we could design a replacement computer chip for the Forte microprocessor. We anticipate this would take substantial time and resources to complete, which could result in delays or reductions in product shipments that could adversely affect our business by requiring us to expend resources while preventing us from selling the Forte PKI card.

         Also, if we are unable to obtain or generate sufficient funds to sustain our operations, we may damage our relationships with our vendors. Slow and delinquent payments may cause vendors not to sell products to us, or only with advance payment. If this occurs, we will not have components and services available for our products. We may not be able to replace any of our supply sources on economically advantageous terms. Further, if we experience price increases for the components for our products, we will experience declines in our gross margins.

     OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CURRENT MANAGEMENT TEAM.

         Our founder, co-chairman, president, and chief operating officer, Kris Shah, has been with us since 1970, and our co-chairman and chief executive officer, Marvin Winkler, co-founded one of our wholly-owned subsidiaries. Their experience, expertise, industry knowledge and historical company knowledge would be extremely difficult to replace if we were to lose the services of either of them. The precise impact of the loss of services of either of them is difficult to predict, but would likely result in, at a minimum, significant costs to recruit, hire and retain a successor and impaired operating results while the successor was being recruited and transitioning into the position. We do not currently maintain key-man life insurance on the lives of either of these officers.

     THERE IS SIGNIFICANT COMPETITION IN OUR INDUSTRY FOR HIGHLY SKILLED EMPLOYEES, AND OUR FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL WOULD ADVERSELY AFFECT OUR BUSINESS BY IMPAIRING OUR ABILITY TO EFFICIENTLY CONDUCT OUR OPERATIONS.

         We may not be able to attract or retain highly skilled employees. Our inability to hire or retain highly qualified individuals may impede our ability to develop, install, implement and service our software and hardware systems, to retain existing customers and attract new customers, or to efficiently conduct our operations, all of which would adversely affect our business. A high level of employee mobility characterizes the data security and networking solution industries, and the market for highly qualified individuals in computer-related fields is intense. This competition means there are fewer highly qualified employees available to hire, and the costs of hiring and retaining these individuals are high. Even if we are able to hire these individuals, we may be unable to retain them. Furthermore, the hiring and retention of technical employees necessitates the issuance of stock options and other equity interests, which may dilute earnings per share.

     OUR EFFORTS TO EXPAND OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO A NUMBER OF RISKS, ANY OF WHICH COULD ADVERSELY AFFECT OUR FUTURE INTERNATIONAL SALES.

         We have obtained approvals to export certain of our products and we plan to increase our international sales. Our inability to obtain or maintain federal or foreign regulatory approvals relating to the import or export of our products on a timely basis could adversely affect our ability to expand our international business. Additionally, our international operations could be subject to a number of risks, any of which could adversely affect our future international sales, including:

          o    increased collection risks and currency fluctuations;

          o    trade restrictions;

          o    export duties and tariffs;

          o    uncertain political, regulatory and economic developments; and

          o    inability to protect our intellectual property rights.

      WE ARE UNABLE TO PREDICT THE EXTENT TO WHICH THE RESOLUTION OF LAWSUITS OR CLAIMS PENDING AGAINST US AND OUR SUBSIDIARY COULD ADVERSELY AFFECT OUR BUSINESS BY, AMONG OTHER THINGS, SUBJECTING US TO SUBSTANTIAL COSTS AND LIABILITIES AND DIVERTING MANAGEMENT'S ATTENTION AND RESOURCES.

         G2 Resources, Inc. and Classical Financial Services, LLC have filed complaints against one of our subsidiaries, Pulsar Data Systems, Inc., or Pulsar, alleging that Pulsar breached a contract by failing to make payments to G2 Resources, Inc. in connection with services allegedly provided by G2 Resources, Inc. In April 2001, the court dismissed, for lack of prosecution activity for more than twelve months, the original complaint that G2 Resources, Inc. had filed against Pulsar in January 1998. G2 Resources, Inc. re-filed the action in May 2001. In 2002, the court moved this case into the same division handling other matters related to G2 and Classic Financial Services, LLC, and stayed any further action in this case pending the resolution of matters between G2 and Classical. We have been vigorously defending ourselves against the plaintiffs' claims and have asserted defenses and counterclaims.

         In June 2002, Research Venture, LLC filed two lawsuits against us alleging unlawful detainer and seeking possession of two leased properties, alleged damages and lost rent. In October 2002, we negotiated a restructuring of our obligations under the leases. We subsequently defaulted on those obligations, and Research Venture obtained a judgment against us per prior stipulation in the amount of $2.7 million. In August 2003, we entered into a settlement agreement with Research Venture that imposes, among other things, registration obligations on us regarding shares of common stock that we issued to Research Venture. As of January 20, 2004, we were not in compliance with those obligations, which means that Research Venture may be entitled to entry of a stipulated judgment against us in an amount up to $373,000.

         In June 2003, Venetian Casino Resort, LLC, or the Venetian, sent a demand letter to our subsidiary demanding funding, or alternatively taking action to terminate our subsidiary's operating agreement for failure of our subsidiary to meet its funding commitment and threatening to take action against our subsidiary in the matter. Subsequently, the Venetian sent a letter claiming to terminate the operating agreement. In the quarter ended June 30, 2003, we recorded an impairment charge of $142,000, which was equal to the remaining book value of our investment in our subsidiary.

         In December 2003, Shane Brophy, an ex-employee, filed a lawsuit alleging causes of action for breach of employment contract, unpaid wages and wrongful termination in violation of public policy arising from our termination of his employment in July 2003. We have responded to the complaint, but no discovery has been conducted. Therefore, we cannot quantify the outcome or exposure. However, we strongly deny the claims and believe the complaint is without merit. We may assert claims for damages against Mr. Brophy.

         Any or all of these litigation matters and claims could subject us to substantial costs and liabilities and divert our management's attention and resources during our current and future financial reporting periods. If we believe it is probable that we will incur an estimable amount of expenses in connection with a litigation matter, we will include the estimated amount of expenses in accounts payable or accrued liabilities. If we feel unable to make a reasonable judgment as to the ultimate outcome of, or to assess or quantify our exposure relating to, a litigation matter, we will not include in our financial statements an estimated amount of expenses for that matter. Consequently, if we are unable during any financial reporting period to accurately estimate our potential liability in connection with a litigation matter, our financial condition and results of operations in future financial reporting periods may be adversely affected when we record any unreserved costs or liabilities we actually have incurred in connection with a litigation matter.

     GOVERNMENTAL REGULATIONS AFFECTING SECURITY OF INTERNET AND OTHER DIGITAL COMMUNICATION NETWORKS COULD LIMIT THE MARKET FOR OUR PRODUCTS AND SERVICES.

         The United States government and foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, including encryption technology. Any additional governmental regulation of imports or exports or failure to obtain required export approval of encryption technologies could delay or prevent the acceptance and use of encryption products and public networks for secure communications and could limit the market for our products and services. In addition, some foreign competitors are subject to less rigorous controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than us in the United States and in international security markets for Internet and other digital communication networks. In addition, governmental agencies such as the Federal Communications Commission periodically issue regulations governing the conduct of business in telecommunications markets that may negatively affect the telecommunications industry and us.

     BIZ ACQUISITION-RELATED ACCOUNTING CHARGES MAY CONTINUE TO DELAY OR REDUCE OUR PROFITABILITY AND CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." We adopted this statement effective January 1, 2002. Under this statement, goodwill is no longer amortized and is subject to periodic testing for impairment beginning January 1, 2002. The provisions of this statement require us to perform a two-step test to assess goodwill for impairment. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value exceeds the carrying value, then goodwill is not impaired and we need not proceed to the second step. If the carrying value of a reporting unit exceeds its fair value, then we must determine and compare the implied fair value of the reporting unit's goodwill to the carrying value of its goodwill. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then we will record an impairment loss in the amount of the excess.

         We accounted for our August 2001 acquisition of BIZ as a purchase. Under the purchase method of accounting, the purchase price was allocated to the fair value of the identifiable tangible and intangible assets and liabilities that we acquired from BIZ. The excess of the purchase price over BIZ's tangible net assets resulted in goodwill and other intangible assets. As of September 30, 2003, we had goodwill in the amount of $25.9 million.

         We are required to perform tests for impairment at least annually, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. We cannot predict whether or when there will be additional impairment charges, or the amount of any such charges. If the charges are significant, they could cause the market price of our common stock to decline.

     DEFAULTS UNDER OUR SECURED CREDIT ARRANGEMENTS COULD RESULT IN A FORECLOSURE ON OUR ASSETS BY OUR CREDITORS.

         All of our assets are pledged as collateral to secure portions of our debt. We were not able to obtain waivers for past covenant defaults, and we may in the future default under certain covenants of these credit arrangements. This means that if we are unable to obtain waivers in the future or if we incur a monetary default on our secured debt obligations, our indebtedness could become immediately due and payable and the lenders could foreclose on our assets.

     WE MAY RELOCATE A PORTION OF OUR SOFTWARE DEVELOPMENT TO INDIA, WHICH COULD PROVE TO BE UNPROFITABLE DUE TO RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

         We have contracted portions of our commercial software development activities to India in an effort to reduce our operating expenses. We are subject to a number of risks associated with international business activities that could adversely affect any operations we may develop in India and could slow our growth. These risks generally include, among others:

          o    difficulties in managing and staffing our Indian operations;

          o difficulties in obtaining or maintaining regulatory approvals or in complying with Indian laws;

          o reduced or less certain protection for intellectual property rights;

          o    differing technological advances, preferences or requirements;

          o    trade restrictions;

          o    foreign currency fluctuations; and

          o general economic conditions, including instability, in the Indian market.

Any of these risks could adversely affect our business and results of operations.

     CONFLICTS INVOLVING INDIA COULD ADVERSELY AFFECT ANY OPERATIONS WE MAY ESTABLISH IN INDIA, WHICH COULD INTERFERE WITH OUR ABILITY TO CONDUCT ANY OR ALL OF OUR OTHER OPERATIONS.

         South Asia has from time to time experienced civil unrest and hostilities among neighboring countries, including India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in disputed regions. In October 1999, the leadership of Pakistan changed as a result of a coup led by the military. Additionally, other events have heightened the tensions between India and Pakistan. If a major armed conflict or nuclear war involving India and any of its neighboring countries occurs, it could, among other things, prevent us from establishing or maintaining operations in India. If the successful conduct of operations in India becomes critical to any or all of our other operations, our business would be harmed to the extent we are unable to establish or maintain operations in India.

     WE ARE EXPOSED TO LIABILITY FOR ACTIONS TAKEN BY OUR DOMESTIC EMPLOYEES WHILE ON ASSIGNMENT AND MAY ALSO BE EXPOSED TO LIABILITY FOR ACTIONS TAKEN BY ANY FOREIGN EMPLOYEES WE MAY HIRE.

         As a professional services provider, a portion of our business involves employing people and placing them in the workplace of other businesses. Therefore, we are exposed to liability for actions taken by our employees while on assignment. In addition, to the extent we hire employees in India or other foreign locations, we may also be exposed to liability for actions taken by those employees in the scope of their employment.

                         RISKS RELATED TO THIS OFFERING

     THE RECENTLY COMPLETED SERIES A CONVERTIBLE PREFERRED STOCK FINANCING AND WARRANT ISSUANCE WERE HIGHLY DILUTIVE, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

         In connection with a financing that closed on November 19, 2003, we issued shares of Series A Convertible Preferred Stock, convertible promissory notes, investor warrants and placement agent and exchange agent warrants that currently are exercisable for or convertible into or have been exercised for or converted into up to approximately 36,885,000 shares of common stock. The initial exercise and conversion prices of these securities ranged from $0.01 per share to $1.50 per share, which means that most of these derivative securities had exercise or conversion prices that were below the $1.19 closing sale price of our common stock on that date. Therefore, the issuance of shares upon exercise or conversion of these derivative securities will be highly dilutive to the voting power and value of our common stock and could cause our stock price to fall.

     THE NON-CASH INTEREST EXPENSE REQUIRED IN CONNECTION WITH THE DETACHABLE WARRANTS AND BENEFICIAL CONVERSION FEATURES OF OUR APRIL 2002 FINANCING AND THE SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS ISSUED IN NOVEMBER 2003 MAY ADVERSELY AFFECT OUR STOCK PRICE.

         The secured convertible promissory notes we issued in April 2002 and the Series A Convertible Preferred Stock and replacement notes we issued in November 2003 are convertible into shares of our common stock at a conversion price below the market price of our common stock at the commitment date for each of those securities. In addition, the securities were accompanied by common stock purchase warrants with an exercise price below the market price of our common stock at the commitment date. Accordingly, under accounting guidelines, we were required to record a substantial non-cash charge as interest expense for the April 2002 notes and may record similar non-cash items for the Series A Convertible Preferred Stock and the warrants. These non-cash charges substantially increased our reported loss for the year ended December 31, 2002 over the amount that would have otherwise been reported and will substantially increase our reported loss for the year ended December 31, 2003 over the amount that would have otherwise been reported. The increases in our reported losses may cause a decline in our stock price.

     OUR COMMON STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS AND IN LITIGATION AGAINST US.

         The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the 52-week period ended January 15, 2004, the high and low closing sale prices of our common stock were $1.84 and $0.50, respectively. The market price of our common stock may exhibit significant fluctuations in the future in response to various factors, many of which are beyond our control and which include:

          o variations in our annual or quarterly financial results, which variations could result from, among other things, the timing, size, mix and customer acceptance of our product and service offerings and those of our competitors, and the timing and magnitude of required capital expenditures;

          o company-issued earnings announcements that vary from consensus analyst estimates;

          o changes by financial research analysts in their recommendations or estimates of our earnings;

          o conditions in the economy in general or in the information technology service sector in particular;

          o announcements of technological innovations or new products or services by us or our competitors; and

          o unfavorable publicity or changes in applicable laws and regulations, or their judicial or administrative interpretations, affecting the information technology service sector and us.

         If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

     A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ARE OR WILL BECOME ELIGIBLE FOR PUBLIC SALE, AND SALES OF LARGE NUMBERS OF OUR SHARES COULD ADVERSELY AFFECT THEIR MARKET PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL, IF NEEDED, THROUGH SALES OF EQUITY SECURITIES.

         As of January 20, 2004, we had issued and outstanding 31,535,615 shares of common stock, a majority of which were unrestricted, were eligible for resale without registration under Rule 144 of the Securities Act of 1933, or were registered for resale or issued with registration rights. In addition, we have registered or were obligated to register for resale approximately 42,275,000 shares of common stock that were issuable or may become issuable under derivative securities that were outstanding as of that date. Our common stock historically has been thinly traded. While our recent trading activity has increased, if our stockholders seek to sell numbers of shares significantly in excess of our typical volume, the market price of our shares may decline. Any adverse effect on the market price for our common stock could make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate.

     THE MARKET PRICE OF OUR COMMON STOCK COULD SUBSTANTIALLY DECLINE IF ALL OR A SIGNIFICANT PORTION OF OUR OUTSTANDING DERIVATIVE SECURITIES WERE CONVERTED INTO OR EXERCISED FOR SHARES OF OUR COMMON STOCK AND RESOLD INTO THE MARKET, OR IF A PERCEPTION EXISTS THAT A SUBSTANTIAL NUMBER OF SHARES WILL BE ISSUED UPON CONVERSION OR EXERCISE AND THEN RESOLD INTO THE MARKET.

         As of January 20, 2004, we had outstanding 31,535,615 shares of common stock and also had outstanding options, warrants, and promissory notes that were then exercisable for or convertible into approximately 5,779,000 shares of our common stock, and additional options, warrants, promissory notes and shares of preferred stock that could become exercisable or convertible into up to approximately 36,497,000 shares of our common stock. If the conversion or exercise prices at which our outstanding derivative securities are converted or exercised are lower than the market price, immediate dilution will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion or exercise of our outstanding derivative securities, or even the perception that such sales could occur, could adversely affect the market price of our common stock. Therefore, a substantial decline in the value of our shares could result from both the actual and potential conversion or exercise of our outstanding derivative securities and the actual and potential resale of the underlying shares into the market.

     IF WE ARE UNSUCCESSFUL IN COMPLYING WITH OUR SECURITIES REGISTRATION OBLIGATIONS, WE MAY BE IN DEFAULT UNDER VARIOUS AGREEMENTS AND COULD FACE SIGNIFICANT PENALTIES AND A SUBSTANTIAL STIPULATED JUDGMENT.

         The agreements we entered into in connection with our issuance of secured convertible promissory notes and related warrants, our preferred stock and related warrants and in connection with settlement of litigation require us to, among other things, register for resale the shares of common stock issued or issuable under those arrangements and to maintain the effectiveness of the registration statements for an extended period of time. If we are unable to timely obtain and maintain effectiveness of the required registration statements or obtain appropriate waivers or if we default under the arrangements for any other reason, then the holders of the notes could, among other things, require us to pay substantial penalties, require us to repay the notes at a premium and/or foreclose upon their security interest in our assets, the parties to the settlement arrangements could take action against us that could include the filing of a substantial stipulated judgment, and the holders of the preferred stock and related warrants could require us to redeem their shares of preferred stock at a substantial premium. Any of these events would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by negatively impacting our cash flows.

     A SMALL NUMBER OF STOCKHOLDERS, WHO INCLUDE CERTAIN OF OUR OFFICERS AND DIRECTORS, HAVE THE ABILITY TO CONTROL STOCKHOLDER VOTES AND TO TAKE ACTION BY WRITTEN CONSENT WITHOUT A MEETING OF STOCKHOLDERS.

         As of January 20, 2004, our co-chairmen, Kris Shah and Marvin Winkler and certain of their family members and affiliates owned, in the aggregate, approximately 39.4% of our outstanding common stock. Those stockholders, if acting together with several other stockholders, have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote. Further, those stockholders have the ability to take action by written consent on those matters without a meeting of stockholders. Those matters could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving our company. In addition, through control of the board of directors and voting power, they may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. Also, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our stockholders, and may adversely affect the market price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and our filings that are incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend that those forward-looking statements be subject to the safe harbors created by those sections.

         Those forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance, and can generally be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "estimates," "continues," "anticipate" and similar words. Those forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

          o anticipated trends in our financial condition and results of operations;

          o growth or contraction in the information security products and services markets in which we operate;

          o our ability to finance our working capital and other cash requirements;

          o our business strategy for expanding our presence in the Internet data security market; and

          o our ability to distinguish ourselves from our current and future competitors.

         We do not undertake to update, revise or correct any forward-looking statements. The forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating forward-looking statements include:

          o the shortage of reliable market data regarding the Internet data security market;

          o changes in external competitive market factors or in our internal budgeting process that might impact trends in our results of operations; and

          o changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the contract support services markets.

         The information contained in this prospectus is not a complete description of our business or the risks associated with an investment in our common stock. Before deciding to buy or maintain a position in our common stock, you should carefully review and consider the various disclosures we made in this prospectus, and in our other materials filed with the Securities and Exchange Commission ("Commission") that discuss our business in greater detail and that disclose various risks, uncertainties and other factors that may affect our business, results of operations or financial condition. In particular, you should review the "Risk Factors" section of this prospectus. Any of the factors described above or in the "Risk Factors" section of this prospectus could cause our financial results, including our net income (loss) or growth in net income
(loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                            SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

         This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 50,051,340 shares of common stock, including an aggregate of 8,649,548 issued and outstanding shares of our common stock and an aggregate of 41,401,682 shares of our common stock underlying warrants, convertible promissory notes, options and convertible preferred stock. Each selling security holder has indicated to us that it is acting individually, not as a member of a group. The following table sets forth, to our knowledge, certain information about the selling security holders as of the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the private placement descriptions or footnotes following the table, none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

         Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as described below in connection with beneficial ownership limitations, shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 31,535,615 shares of common stock outstanding as of January 20, 2004, the date of the table.

         The terms of the retained notes and the April 2002 warrants, as well as the terms of other warrants, which include A-1 and A-2 warrants issued with the Series A Convertible Preferred Stock ("Series A Preferred"), warrants issued with additional retained notes, placement agent warrants, exchange agent warrants, and shares of Series A Preferred held by some of the selling security holders, prohibit conversion or exercise of those derivative securities to the extent that conversion or exercise of those derivative securities would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock. A holder of one of the retained notes or April 2002 warrants or certain other warrants that contain beneficial ownership limitations may waive the 4.999% limitation after 61 days' prior written notice to us, or immediately upon written notice to us if we are or may become subject to a change in control as defined in the retained notes and the April 2002 warrants. The 4.999% beneficial ownership limitation that relates to the Series A Preferred may only be altered or removed with the vote or written approval of a majority of the outstanding shares of our common stock and the written approval of holders of at least 50% of the outstanding shares of Series A Preferred. As of the date of the table, the 4.999% beneficial ownership limitations had not been waived or altered. However, the beneficial ownership limitations do not preclude a holder from converting or exercising a derivative security and selling the shares underlying the derivative security in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount. As a result of the beneficial ownership limitations, the numbers of shares shown in the table as beneficially owned by certain of the selling security holders have been reduced as described in the footnotes to the table.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below. Each of Kimball & Cross Investment Management Corp. ("Kimball & Cross") and Roth Capital Partners, LLC is an

NASD-member firm and, therefore, is deemed by the Commission to be acting as an underwriter as to the shares such firm is offering under this prospectus. We have indicated in the footnotes to the table which of the selling security holders have indicated that he or it is affiliated with an NASD-member firm or is a member of the American Stock Exchange. Each of those selling security holders has represented to us that he or it is not acting as an underwriter in this offering, he or it purchased or received the securities to be resold by him or it under this prospectus in the ordinary course of business, and at the time of such purchase or receipt, he or it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

                                                  SHARES OF
                                                 COMMON STOCK                                             SHARES OF
                                              BENEFICIALLY OWNED              SHARES OF                 COMMON STOCK
                                                   PRIOR TO                    COMMON                 BENEFICIALLY OWNED
                                                   OFFERING                    STOCK                  AFTER OFFERING (1)
              NAME OF                      -------------------------           BEING                -----------------------
          BENEFICIAL OWNER                 NUMBER         PERCENTAGE          OFFERED               NUMBER       PERCENTAGE
          ----------------                 ------         ----------          -------               ------       ----------
Douglas J. Burke                             1,650    (2)        *               1,650   --             --              --
Forbes W. Burtt                              2,000    (3)        *               2,000   --             --              --
William M. Hannan                              400    (4)        *                 400   --             --              --
Crestview Capital Fund, L.P. (5)         1,594,069    (6)    4.99%           3,457,543   (7)            --              --
Crestview Capital Fund II, L.P. (5)      1,623,979    (8)    4.99%           2,403,168   (9)            --              --
Crestview Offshore Fund, Inc. (5)           73,778    (10)       *              73,778   (10)           --              --
Richard P. Kiphart                       2,048,521    (11)   6.48%          14,794,439   (12)         93,500  (13)       *
Nefilim Associates, LLC                    485,443    (14)   1.53%             485,443   (14)           --              --
Robert Geras                               731,219    (15)   2.27%             782,757   (16)           --              --
AMG Financing Capital, Inc.                 12,500    (17)       *              12,500   --             --              --
Robert J. Gray                             178,119    (18)       *              21,374   --          156,745  (19)       *
Alpha Capital AG                           756,597    (20)   2.34%             828,750   (21)           --              --
Barucha LLC                                151,319    (22)       *             165,750   (23)           --              --
Bay Star Capital II, LP                  1,658,992    (24)   4.99%           2,839,462   (25)           --              --
Bristol Investment Fund, Ltd.              983,576    (26)   3.02%           1,077,375   (27)           --              --
Clarion Offshore Fund, Ltd.                226,979    (28)       *             248,625   (29)           --              --
Clarion Partners, L.P.                     226,979    (28)       *             248,625   (29)           --              --
David Wiener Revocable Trust - 96           60,528    (30)       *              66,300   (31)           --              --
Ellis International Limited Inc.           650,674    (32)   2.02%             712,725   (33)           --              --
Gamma Opportunity Capital Partners, LP     650,674    (34)   2.02%             712,725   (33)           --              --
Greenwich Growth Fund Ltd.                 151,319    (35)       *             165,750   (36)           --              --


                                                            18



                                                  SHARES OF
                                                 COMMON STOCK                                             SHARES OF
                                              BENEFICIALLY OWNED              SHARES OF                 COMMON STOCK
                                                   PRIOR TO                    COMMON                 BENEFICIALLY OWNED
                                                   OFFERING                    STOCK                  AFTER OFFERING (1)
              NAME OF                      -------------------------           BEING                -----------------------
          BENEFICIAL OWNER                 NUMBER         PERCENTAGE          OFFERED               NUMBER       PERCENTAGE
          ----------------                 ------         ----------          -------               ------       ----------

Generation Capital Associates              408,563    (37)  1.28%              447,525   (38)           --              --
Herman Shtern                               75,660    (39)       *              82,875   (40)           --              --
Jack Gilbert                                75,660    (39)       *              82,875   (40)           --              --
Jeff Hermanson                              45,396    (41)       *              49,725   (42)           --              --
Lucrative Investments                       75,660    (43)       *              82,875   (40)           --              --
Magellan International Ltd.                332,903    (44)   1.04%             364,650   (45)           --              --
Mark Capital LLC                            60,528    (46)       *              66,300   (47)           --              --
Matthew Balk                               135,334    (48)       *             141,106   (49)           --              --
Michael Loew                                45,396    (41)       *              49,725   (42)           --              --
North Bar Capital Inc.                      45,396    (50)       *              49,725   (42)           --              --
Platinum Partners Value Arbitrage          453,958    (51)   1.42%             497,250   (52)           --              --
   Fund LP
Portside Growth and Opportunity Fund       453,958    (53)   1.42%             497,250   (52)           --              --
Professional Traders Fund, LLC             302,639    (54)       *             331,500   (55)           --              --
RHP Master Fund, Ltd.                    1,659,063    (56)   4.99%           2,370,225   (57)           --              --
Riaz Ahmed Don                             151,319    (58)       *             165,750   (36)           --              --
Richard Weiner                              45,396    (41)       *              49,725   (42)           --              --
Robert A. Melnick                           45,396    (41)       *              49,725   (42)           --              --
Robert J. Neborsky M.D., Inc.,             105,924    (59)       *             116,025   (60)           --              --
   Combination Retirement Trust
SDS Capital Group SPC Ltd.               1,658,698    (61)   4.99%           5,029,288   (62)           --              --
Stonestreet LP                             650,674    (63)   2.02%             712,725   (33)           --              --
Vertical Ventures, LLC                     650,674    (64)   2.02%             712,725   (33)           --              --
WEC Partners LLC                           211,847    (65)       *             116,025   (60)           --              --
West End Convertible Fund L.P.             105,924    (66)       *             116,025   (60)           --              --
Whalehaven Fund Limited                    151,319    (67)       *             165,750   (36)           --              --
Zenny Trading Ltd.                         590,146    (68)   1.84%             646,425   (69)           --              --
Castle Creek Technology Partners, LLC      650,674    (70)   2.02%             712,725   (33)           --              --


                                                            19



                                                  SHARES OF
                                                 COMMON STOCK                                             SHARES OF
                                              BENEFICIALLY OWNED              SHARES OF                 COMMON STOCK
                                                   PRIOR TO                    COMMON                 BENEFICIALLY OWNED
                                                   OFFERING                    STOCK                  AFTER OFFERING (1)
              NAME OF                      -------------------------           BEING                -----------------------
          BENEFICIAL OWNER                 NUMBER         PERCENTAGE          OFFERED               NUMBER       PERCENTAGE
          ----------------                 ------         ----------          -------               ------       ----------

Richard Melnick                             45,396    (41)       *              49,725   (42)           --              --
Michael S. Liss                             75,660    (43)       *              82,875   (40)           --              --
SF Capital Partners Ltd.                   650,674    (71)   2.02%             712,725   (33)           --              --
Fred and Deley Vallen                       30,264    (72)       *              33,150   (73)           --              --
Stephan Rupp                                45,396    (41)       *              49,725   (42)           --              --
George Manos                                45,396    (41)       *              49,725   (42)           --              --
Sean M. Callahan                            52,996    (74)       *              57,325   (75)           --              --
SDIRA FBO: Alan E. Ennis SEP IRA            30,264    (76)       *              33,150   (73)           --              --
Timothy Sledz                               45,396    (41)       *              49,725   (42)           --              --
John Simonelli                              30,264    (72)       *              33,150   (73)           --              --
Frederic Bauthier                          181,583    (77)       *             198,900   (78)           --              --
Dana E. Ennis                               90,792    (79)       *              99,450   (80)           --              --
Christopher Choma                           45,396    (41)       *              49,725   (42)           --              --
Roger & Davina Lockhart C.R.U.T.            45,396    (81)       *              49,725   (42)           --              --
Philip Bird                                 90,792    (79)       *              99,450   (80)           --              --
Peter A. Yaskowitz                          45,396    (41)       *              49,725   (42)           --              --
Greg Downes                                 45,396    (41)       *              49,725   (42)           --              --
Tom Franco                                  45,396    (41)       *              49,725   (42)           --              --
Julie L. Michael                           181,583    (77)       *             198,900   (78)           --              --
Ralph Rybacki                              151,319    (82)       *             165,750   (36)           --              --
Rosen & Eichner 401K Profit Sharing         45,396    (41)       *              49,725   (42)           --              --
   Plan
Charles P. Strogen                         181,583    (77)       *             198,900   (78)           --              --
Thomas Beard                                30,264    (72)       *              33,150   (73)           --              --
Harry Falterbauer                           60,528    (46)       *              66,300   (47)           --              --
Jerdan Enterprises, Inc.                   348,035    (83)   1.09%             381,225   (84)           --              --
National Financial Services LLC,           105,924    (85)       *             116,025   (33)           --              --
   Phil Clark IRA R/O
Alan R. Cohen                               45,396    (41)       *              49,725   (42)           --              --
James Lehman                                45,396    (41)       *              49,725   (42)           --              --


                                                            20



                                                  SHARES OF
                                                 COMMON STOCK                                             SHARES OF
                                              BENEFICIALLY OWNED              SHARES OF                 COMMON STOCK
                                                   PRIOR TO                    COMMON                 BENEFICIALLY OWNED
                                                   OFFERING                    STOCK                  AFTER OFFERING (1)
              NAME OF                      -------------------------           BEING                -----------------------
          BENEFICIAL OWNER                 NUMBER         PERCENTAGE          OFFERED               NUMBER       PERCENTAGE
          ----------------                 ------         ----------          -------               ------       ----------

Oscar Garza                                 45,396    (41)       *              49,725   (42)           --              --
John Jay Gebhardt                           60,528    (86)       *              66,300   (47)           --              --
Robert Hermanos                             30,264    (72)       *              33,150   (73)           --              --
Stuart Jacobson                            166,451    (87)       *             182,325   (88)           --              --
North Metropolitan Radiology                60,528    (89)       *              66,300   (47)           --              --
   Assoc., LP 401K Profit Sharing
   Plan FBO: Stuart Jacobson
Robert Klein & Myriam Gluck                 90,792    (79)       *              99,450   (80)           --              --
Allen Weiss                                 45,396    (41)       *              49,725   (42)           --              --
RA Schafer                                  45,396    (41)       *              49,725   (42)           --              --
Robert Kinney                               30,264    (72)       *              33,150   (73)           --              --
Joseph R. McCandless                        45,396    (90)       *              49,725   (42)           --              --
Charles & Kathleen Doller                   96,116    (91)       *              49,725   (92)           --              --
National Financial Services LLC,            60,528    (93)       *              66,300   (47)           --              --
   Julius H. Roma IRA R/O
Thomas Contino                              30,264    (72)       *              33,150   (73)           --              --
Robert Cymbala                              45,396    (41)       *              49,725   (42)           --              --
Dan Foley                                   30,264    (72)       *              33,150   (73)           --              --
Kris & Geraldine Shah Family Trust       4,906,045    (94)  15.56%               7,105   --        4,898,940          15.53%
JAW Financial, L.P.                      5,705,023    (95)  18.09%               2,369   --        5,702,654          18.08%
Integral Systems, Inc.                     150,000    (96)       *             150,000   (96)           --              --
Research Venture, LLC                      414,450    (97)   1.31%             414,450   --             --              --
Roth Capital Partners, LLC                  23,756    (98)       *              23,756   (98)           --              --
Wave Systems Corp.                       3,530,283    (99)  11.19%           1,800,000   --        1,730,283           5.49%
Burnham Hill Holdings, LLC                 578,321    (100)  1.83%             578,321   --             --              --
Hilary G. Bergman                           58,803    (101)      *              58,803   (101)          --              --
Bradley C. Reifler                          58,803    (102)      *              58,803   (102)          --              --
Eric Singer                                 20,681    (103)      *              20,681   (103)          --              --
Kimball & Cross Investment                   5,830    (104)      *               5,830   (104)          --              --
   Management Corp.


                                                            21



                                                  SHARES OF
                                                 COMMON STOCK                                             SHARES OF
                                              BENEFICIALLY OWNED              SHARES OF                 COMMON STOCK
                                                   PRIOR TO                    COMMON                 BENEFICIALLY OWNED
                                                   OFFERING                    STOCK                  AFTER OFFERING (1)
              NAME OF                      -------------------------           BEING                -----------------------
          BENEFICIAL OWNER                 NUMBER         PERCENTAGE          OFFERED               NUMBER       PERCENTAGE
          ----------------                 ------         ----------          -------               ------       ----------

Hudson Valley Capital Management,           50,720    (105)      *              50,720   (105)          --              --
   LLC
Chris Shufeldt                               1,750    (106)      *               1,750   (106)          --              --
Brian Herman                                27,040    (107)      *              27,040   (107)          --              --
Mark Ford                                   12,960    (108)      *              12,960   (108)          --              --
Daniel Pietro                                  900    (109)      *                 900   (109)          --              --
Claude Ware                                  4,000    (110)      *               4,000   (110)          --              --
James St. Clair                              6,000    (111)      *               6,000   (111)          --              --
Roger Lockhart                              46,896    (112)      *               1,500   (112)          --              --

------------------
* Less than 1.00%


(1) The figures shown assume the sale of all shares being offered under this prospectus.

(2) Douglas J. Burke is a managing director of Montgomery & Co. LLC, an NASD-member firm.

(3) Forbes W. Burtt is a managing director of Wedbush Morgan Securities, an NASD-member firm.

(4) William Hannan is a principal of Prospect Financial Advisors, LLC, an NASD-member firm.

(5) Crestview Capital Partners, LLC controls three funds listed in the above table: Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. Power to vote or dispose of the shares beneficially owned by each of each of Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. is held by Stewart Flink and Richard Levy. Stewart Flink is a principal of Dillon Capital, Inc., an NASD-member firm.

(6) Includes 1,241,921 outstanding shares of common stock and 352,148 shares of common stock that represent the maximum aggregate number of shares of common stock that may be issued upon conversion of notes and preferred stock and upon exercise of warrants without waiver of beneficial ownership limitations. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 3,279,161 shares of common stock, or 9.77% of our outstanding common stock, including 2,037,241 shares of common stock underlying derivative securities, when calculated in accordance with Rule 13d-3.

(7) Includes 1,241,921 outstanding shares of common stock, 64,063 shares of common stock underlying the principal balance of, and estimated interest on, a retained note, 400,000 shares of common stock underlying an April 2002 warrant, 232,143 shares of common stock underlying an additional retained warrant, 33,333 shares of common stock underlying a September 2003 bridge warrant, 1,050,333 shares of common stock underlying Series A Preferred face amount and dividends, 217,875 shares of common stock underlying an A-1 warrant and 217,875 shares of common stock underlying an A-2 warrant.

(8) Includes 673,494 outstanding shares of common stock and 950,485 shares of common stock that represent the maximum aggregate number of shares of common stock that may be issued upon conversion of notes and preferred stock and upon exercise of warrants without waiver of beneficial ownership limitations. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 2,239,405 shares of common stock, or 6.77% of our outstanding common stock, including 1,565,911 shares of common stock underlying derivative securities, when calculated in accordance with Rule 13d-3.

(9) Includes 673,494 outstanding shares of common stock, 96,563 shares of common stock underlying the principal balance of, and estimated interest on, a retained note, 107,143 shares of common stock underlying an additional retained warrant, 50,000 shares of common stock underlying a September 2003 bridge warrant, 1,029,568 shares of common stock underlying Series A Preferred face amount and dividends, 223,200 shares of common stock underlying an A-1 warrant and 223,200 shares of common stock underlying an A-2 warrant.

(10) Includes 55,921 outstanding shares of common stock and 17,857 shares underlying an additional retained warrant.

(11) Includes 3,412,607 outstanding shares of common stock. Also includes 93,500 shares of common stock underlying a warrant held by William Blair & Company, L.L.C., an NASD-member firm that acted as placement agent for us in a prior offering. Mr. Kiphart is a principal of and manager - corporate finance at William Blair & Company, L.L.C. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 13,904,825 shares of common stock, or 33.08% of our outstanding common stock, including 10,492,218 shares of common stock underlying derivative securities, when calculated in accordance with Rule 13d-3.

(12) Includes 3,412,607 outstanding shares of common stock, 1,601,563 shares of common stock underlying the principal balance of, and estimated interest on, a retained note, 1,273,800 shares of common stock underlying an April 2002 warrant, 714,286 shares of common stock underlying an additional retained warrant, 166,667 shares of common stock underlying a September 2003 bridge warrant, 5,318,616 shares of common stock underlying Series A Preferred face amount and dividends, 1,153,450 shares of common stock underlying an A-1 warrant and 1,153,450 shares of common stock underlying an A-2 warrant.

(13) Represents 93,500 shares of common stock underlying a warrant held by William Blair & Company, L.L.C.

(14) Includes 303,327 outstanding shares of common stock, 11,750 shares of common stock underlying options, 153,866 shares of common stock underlying an April 2002 warrant and 16,500 shares of common stock underlying an April 2002 placement agent warrant. Power to vote or dispose of the shares beneficially owned by Nefilim Associates, LLC is held by Alexander T. Tennant as the managing member.

(15) Includes 42,549 outstanding shares of common stock, 150,000 shares of common stock underlying an April 2002 warrant, 360,120 shares of common stock underlying Series A Preferred face amount and dividends, 89,275 shares of common stock underlying an A-1 warrant and 89,275 shares of common stock underlying an A-2 warrant.

(16) Includes 42,549 outstanding shares of common stock, 150,000 shares of common stock underlying an April 2002 warrant, 411,658 shares of common stock underlying Series A Preferred face amount and dividends, 89,275 shares of common stock underlying an A-1 warrant and 89,275 shares of common stock underlying an A-2 warrant.

(17) The power to vote or dispose of the shares beneficially owned by AMG Financing Capital, Inc. is held by Arthur M. Gelber as president.

(18) Includes 103,787 outstanding shares of common stock and 74,332 shares underlying options. Until June 2002, Mr. Gray was our vice president, product development and embedded systems and chief technical officer. He is now an hourly employee.

(19) Represents 82,413 outstanding shares of common stock and 74,332 shares of common stock underlying options.

(20) Includes 2,369 outstanding shares of common stock, 504,228 shares of common stock underlying Series A Preferred face amount and dividends, 125,000 shares of common stock underlying an A-1 warrant and 125,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Thomas Hackl and Konrad Ackerman as directors.

(21) Includes 2,369 outstanding shares of common stock, 576,381 shares of common stock underlying Series A Preferred face amount and dividends, 125,000 shares of common stock underlying an A-1 warrant and 125,000 shares of common stock underlying an A-2 warrant.

(22) Includes 473 outstanding shares of common stock, 100,846 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Caroline Birnbaum as a member.

(23) Includes 473 outstanding shares of common stock, 115,277 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant.

(24) Includes 8,116 outstanding shares of common stock plus the maximum aggregate number of shares of common stock that may be issued upon conversion of Series A Preferred face amount and dividends and upon exercise of A-1 and A-2 warrants without waiver of beneficial ownership limitations. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 2,592,253 shares of common stock, or 7.60% of our outstanding common stock, 2,584,137 of which were underlying derivative securities, when calculated in accordance with Rule 13d-3.

(25) Includes 8,116 outstanding shares of common stock, 1,974,796 shares of common stock underlying Series A Preferred face amount and dividends, 428,275 shares of common stock underlying an A-1 warrant and 428,275 shares of common stock underlying an A-2 warrant. Bay Star Capital Management, LLC is the general partner of Bay Star Capital II, L.P. and, therefore, shares voting and dispositive power over the securities. Steve Derby, Steven M. Lamar and Lawrence Goldfarb are the managing members of Bay Star Capital Management, LLC and exercise shared power to vote or dispose of the securities but disclaim beneficial ownership of the securities.

(26) Includes 3,079 outstanding shares of common stock, 655,497 shares of common stock underlying Series A Preferred face amount and dividends, 162,500 shares of common stock underlying an A-1 warrant and 162,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Paul Kessler as director and managing member of Bristol Capital Advisors, LLC, the investment manager to Bristol Investment Fund, Ltd.

(27) Includes 3,079 outstanding shares of common stock, 749,296 shares of common stock underlying Series A Preferred face amount and dividends, 162,500 shares of common stock underlying an A-1 warrant and 162,500 shares of common stock underlying an A-2 warrant.

(28) Includes 710 outstanding shares of common stock, 151,269 shares of common stock underlying Series A Preferred face amount and dividends, 37,500 shares of common stock underlying an A-1 warrant and 37,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned by Clarion Offshore Fund, Ltd. is held by Morton A. Cohen as investment manager. Power to vote or dispose of the shares beneficially owned by Clarion Partners, L.P. is held by Mr. Cohen as general partner.

(29) Includes 710 outstanding shares of common stock, 172,915 shares of common stock underlying Series A Preferred face amount and dividends, 37,500 shares of common stock underlying an A-1 warrant and 37,500 shares of common stock underlying an A-2 warrant.

(30) Includes 189 outstanding shares of common stock, 40,339 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant.

(31) Includes 189 outstanding shares of common stock, 46,111 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by David Wiener as trustee.

(32) Includes 2,037 outstanding shares of common stock, 433,637 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Wilheim Ungar as an officer.

(33) Includes 2,037 outstanding shares of common stock, 495,688 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant.

(34) Includes 2,037 outstanding shares of common stock, 433,637 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant. Gamma Capital Advisors, Ltd. (GCAL) is the general partner of Gamma Opportunity Capital Partners, L.P. (GOCPL) and has the power to vote or dispose of the shares being offered by GOCPL. As such, GCAL may be deemed to beneficially own the shares being offered by GOCPL. Christopher Rossman and Jonathan P. Knight, PhD, are the directors of GCAL, each possessing the power to act on its behalf. GCAL, Mr. Rossman and Dr. Knight each disclaim beneficial ownership of the shares being offered by GOCPL.

(35) Includes 473 outstanding shares of common stock, 100,846 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Evan Schemenauer, Jonathan Walk and Don Dunston as directors.

(36) Includes 473 outstanding shares of common stock, 115,277 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant.

(37) Includes 1,279 outstanding shares of common stock, 272,284 shares of common stock underlying Series A Preferred face amount and dividends, 67,500 shares of common stock underlying an A-1 warrant and 67,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Frank E. Hart as general partner, David A. Rapaport as executive vice president and general counsel and Fred A. Brasch as chief financial officer.

(38) Includes 1,279 outstanding shares of common stock, 311,246 shares of common stock underlying Series A Preferred face amount and dividends, 67,500 shares of common stock underlying an A-1 warrant and 67,500 shares of common stock underlying an A-2 warrant.

(39) Includes 236 outstanding shares of common stock, 50,424 shares of common stock underlying Series A Preferred face amount and dividends, 12,500 shares of common stock underlying an A-1 warrant and 12,500 shares of common stock underlying an A-2 warrant. Mr. Gilbert is a broker at J Alexander, an NASD-member firm.

(40) Includes 236 outstanding shares of common stock, 57,639 shares of common stock underlying Series A Preferred face amount and dividends, 12,500 shares of common stock underlying an A-1 warrant and 12,500 shares of common stock underlying an A-2 warrant.

(41) Includes 142 outstanding shares of common stock, 30,254 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned by Rosen & Eichner 401K Profit Sharing Plan is held by Harry M. Rosen as trustee.

(42) Includes 142 outstanding shares of common stock, 34,583 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant.

(43) Includes 236 outstanding shares of common stock, 50,424 shares of common stock underlying Series A Preferred face amount and dividends, 12,500 shares of common stock underlying an A-1 warrant and 12,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Andre Zolty as owner of Lucrative Investments.

(44) Includes 1,042 outstanding shares of common stock, 221,861 shares of common stock underlying Series A Preferred face amount and dividends, 55,000 shares of common stock underlying an A-1 warrant and 55,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Anthony L.M. Inder Rieden as president.

(45) Includes 1,042 outstanding shares of common stock, 253,608 shares of common stock underlying Series A Preferred face amount and dividends, 55,000 shares of common stock underlying an A-1 warrant and 55,000 shares of common stock underlying an A-2 warrant.

(46) Includes 189 outstanding shares of common stock, 40,339 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Evan M. Levine as managing member.

(47) Includes 189 outstanding shares of common stock, 46,111 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant.

(48) Includes 189 outstanding shares of common stock, 40,339 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant, 10,000 shares of common stock underlying an A-2 warrant, 65,000 shares of common stock underlying placement agent warrants and 9,806 shares of common stock underlying exchange agent warrants. Mr. Balk is an employee of Burnham Hill Partners.

(49) Includes 189 outstanding shares of common stock, 46,111 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant, 10,000 shares of common stock underlying an A-2 warrant, 65,000 shares of common stock underlying placement agent warrants and 9,806 shares of common stock underlying exchange agent warrants.

(50) Includes 142 outstanding shares of common stock, 30,254 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Stephen Schwartz as president.

(51) Includes 1,421 outstanding shares of common stock, 302,537 shares of common stock underlying Series A Preferred face amount and dividends, 75,000 shares of common stock underlying an A-1 warrant and 75,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Mark Nordlicht, as managing member of Platinum Management (NY) LLC, the general partner of Platinum Partners Value Arbitrage Fund LP.

(52) Includes 1,421 outstanding shares of common stock, 345,829 shares of common stock underlying Series A Preferred face amount and dividends, 75,000 shares of common stock underlying an A-1 warrant and 75,000 shares of common stock underlying an A-2 warrant.

(53) Includes 1,421 outstanding shares of common stock, 302,537 shares of common stock underlying Series A Preferred, 75,000 shares of common stock underlying an A-1 warrant and 75,000 shares of common stock underlying an A-2 warrant. Ramius Capital Group, LLC is the investment advisor to Portside Growth and Opportunity Fund. The managing member of Ramius Capital Group, LLC is C4S & Co., the managing members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial ownership of the offered shares. However, each individual disclaims beneficial ownership. Ramius Securities, LLC, an NASD-member, is an affiliate of Ramius Capital Group, LLC but will not sell any offered shares or receive compensation in connection with sales of offered shares.

(54) Includes 947 outstanding shares of common stock, 201,692 shares of common stock underlying Series A Preferred face amount and dividends, 50,000 shares of common stock underlying an A-1 warrant and 50,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Howard Berger as manager.

(55) Includes 947 outstanding shares of common stock, 230,553 shares of common stock underlying Series A Preferred face amount and dividends, 50,000 shares of common stock underlying an A-1 warrant and 50,000 shares of common stock underlying an A-2 warrant.

(56) Includes 6,775 outstanding shares of common stock plus the maximum aggregate number of shares of common stock that may be issued upon conversion of Series A Preferred face amount and dividends and upon exercise of A-1 and A-2 warrants without waiver of beneficial ownership limitations. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 2,163,868 shares of common stock, or 6.42% of our outstanding common stock, 2,157,093 of which were underlying derivative securities, when calculated in accordance with Rule 13d-3.

(57) Includes 6,775 outstanding shares of common stock, 1,648,450 shares of common stock underlying Series A Preferred face amount and dividends, 357,500 shares of common stock underlying an A-1 warrant and 357,500 shares of common stock underlying an A-2 warrant. RHP Master Fund, Ltd.
         (RMFL) is a party to an investment management agreement with Rock Hill Investment Management, L.P. (RHIML), a limited partnership of which the general partner is RHP General Partner, LLC (RGPL). Pursuant to that agreement, RHIML directs the voting and disposition of shares owned by RMFL. Messrs. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RGPL but disclaim beneficial ownership of the shares offered by RMFL.

(58) Includes 473 outstanding shares of common stock, 100,846 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by each of Riaz Ahmed Don and Raahim Don.

(59) Includes 331 outstanding shares of common stock, 70,593 shares of common stock underlying Series A Preferred face amount and dividends, 17,500 shares of common stock underlying an A-1 warrant and 17,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by Robert J. Neborsky as trustee.

(60) Includes 331 outstanding shares of common stock, 80,694 shares of common stock underlying Series A Preferred face amount and dividends, 17,500 shares of common stock underlying an A-1 warrant and 17,500 shares of common stock underlying an A-2 warrant.

(61) Includes 13,700 outstanding shares of common stock, plus the maximum aggregate number of shares of common stock that may be issued upon conversion of Series A Preferred face amount and dividends and upon exercise of A-1 and A-2 warrants without waiver of beneficial ownership limitations. If beneficial ownership limitations had not been in effect, the selling security holder would have beneficially owned a total of 4,612,004 shares of common stock, or 12.76% of our outstanding common stock, 4,598,304 of which were underlying derivative securities, when calculated in accordance with Rule 13d-3.

(62) Includes 13,700 outstanding shares of common stock, 3,319,738 shares of common stock underlying Series A Preferred face amount and dividends, 722,925 shares of common stock underlying an A-1 warrant and 722,925 shares of common stock underlying an A-2 warrant. SDS Management, LLC is the investment advisor of SDS Capital Group SPC, Ltd. and, therefore, shares voting and dispositive power over the securities. Steve Derby is the managing member of SDS Management, LLC and is the natural person who exercises power to vote or dispose of the securities but disclaims beneficial ownership of the securities.

(63) Includes 2,037 outstanding shares of common stock, 433,637 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by each of Elizabeth Leonard as chief operating officer and Michael Finklestein as president.

(64) Includes 2,037 outstanding shares of common stock, 433,637 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Joshua Silverman as partner. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC.

(65) Includes 331 outstanding shares of common stock, 70,593 shares of common stock underlying Series A Preferred face amount and dividends, 17,500 shares of common stock underlying an A-1 warrant and 17,500 shares of common stock underlying an A-2 warrant. Also includes 331 outstanding shares of common stock and 105,593 shares of common stock underlying derivative securities held by selling security holder West End Convertible Fund L.P. Power to vote or dispose of the shares beneficially owned is held by each of Ethan Benovitz, Daniel Saks and Jaime Hartman as managing members.

(66) Includes 331 outstanding shares of common stock, 70,593 shares of common stock underlying Series A Preferred face amount and dividends, 17,500 shares of common stock underlying an A-1 warrant and 17,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by each of Ethan Benovitz, Daniel Saks and Jaime Hartman, as managing members of WEC Partners, LLC, which is the general partner of West End Convertible Fund L.P.

(67) Includes 473 outstanding shares of common stock, 100,846 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by each of Evan Schemenauer, Jennifer Kelly and Arthur Jones as directors.

(68) Includes 1,847 outstanding shares of common stock, 393,299 shares of common stock underlying Series A Preferred face amount and dividends, 97,500 shares of common stock underlying an A-1 warrant and 97,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by J. David Hassan as director.

(69) Includes 1,847 outstanding shares of common stock, 449,578 shares of common stock underlying Series A Preferred face amount and dividends, 97,500 shares of common stock underlying an A-1 warrant and 97,500 shares of common stock underlying an A-2 warrant.

(70) Includes 2,037 outstanding shares of common stock, 433,637 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant. As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power over the shares offered by Castle Creek Technology Partners LLC. Daniel Asher is the managing member of Castle Creek Partners, LLC. Castle Creek Partners, LLC and Mr. Asher disclaim beneficial ownership of the shares owned by Castle Creek Technology Partners, LLC.

(71) Includes 2,037 outstanding shares of common stock, 433,637 shares of common stock underlying Series A Preferred face amount and dividends, 107,500 shares of common stock underlying an A-1 warrant and 107,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Michael A. Roth and Brian J. Stark, who are the founding members and direct the management of Staro Asset Management L.L.C., which entity acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. SF Capital Partners Ltd. is affiliated with two NASD-member firms.

(72) Includes 94 outstanding shares of common stock, 20,170 shares of common stock underlying Series A Preferred face amount and dividends, 5,000 shares of common stock underlying an A-1 warrant and 5,000 shares of common stock underlying an A-2 warrant.

(73) Includes 94 outstanding shares of common stock, 23,056 shares of common stock underlying Series A Preferred face amount and dividends, 5,000 shares of common stock underlying an A-1 warrant and 5,000 shares of common stock underlying an A-2 warrant.

(74) Includes 142 outstanding shares of common stock, 30,254 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant, 7,500 shares of common stock underlying an A-2 warrant and 7,600 shares of common stock underlying a placement agent warrant. Mr. Callahan is employed by ViewTrade.

(75) Includes 142 outstanding shares of common stock, 34,583 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant and 7,600 shares of common stock underlying a placement agent warrant.

(76) Includes 94 outstanding shares of common stock, 20,170 shares of common stock underlying Series A Preferred face amount and dividends, 5,000 shares of common stock underlying an A-1 warrant and 5,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Alan E. Ennis as owner.

(77) Includes 568 outstanding shares of common stock, 121,015 shares of common stock underlying Series A Preferred face amount and dividends, 30,000 shares of common stock underlying an A-1 warrant and 30,000 shares of common stock underlying an A-2 warrant.

(78) Includes 568 outstanding shares of common stock, 138,332 shares of common stock underlying Series A Preferred face amount and dividends, 30,000 shares of common stock underlying an A-1 warrant and 30,000 shares of common stock underlying an A-2 warrant.

(79) Includes 284 outstanding shares of common stock, 60,508 shares of common stock underlying Series A Preferred face amount and dividends, 15,000 shares of common stock underlying an A-1 warrant and 15,000 shares of common stock underlying an A-2 warrant.

(80) Includes 284 outstanding shares of common stock, 69,166 shares of common stock underlying Series A Preferred face amount and dividends, 15,000 shares of common stock underlying an A-1 warrant and 15,000 shares of common stock underlying an A-2 warrant.

(81) Includes 142 outstanding shares of common stock, 30,254 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares beneficially owned is held by each of Roger Lockhart and Divina Lockhart as trustees. Mr. Lockhart is employed by ViewTrade and also is named individually as a selling security holder.

(82) Includes 473 outstanding shares of common stock, 100,846 shares of common stock underlying Series A Preferred face amount and dividends, 25,000 shares of common stock underlying an A-1 warrant and 25,000 shares of common stock underlying an A-2 warrant.

(83) Includes 1,089 outstanding shares of common stock, 231,946 shares of common stock underlying Series A Preferred face amount and dividends, 57,500 shares of common stock underlying an A-1 warrant and 57,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Myles S. Jerdan as president.

(84) Includes 1,089 outstanding shares of common stock, 265,136 shares of common stock underlying Series A Preferred face amount and dividends, 57,500 shares of common stock underlying an A-1 warrant and 57,500 shares of common stock underlying an A-2 warrant.

(85) Includes 331 outstanding shares of common stock, 70,593 shares of common stock underlying Series A Preferred face amount and dividends, 17,500 shares of common stock underlying an A-1 warrant and 17,500 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Philip R. Clark as owner.

(86) Includes 189 outstanding shares of common stock, 40,339 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant. Mr. Gebhardt is a member of the American Stock Exchange.

(87) Includes 521 outstanding shares of common stock, 110,930 shares of common stock underlying Series A Preferred face amount and dividends, 27,500 shares of common stock underlying an A-1 warrant and 27,500 shares of common stock underlying an A-2 warrant.

(88) Includes 521 outstanding shares of common stock, 126,804 shares of common stock underlying Series A Preferred face amount and dividends, 27,500 shares of common stock underlying an A-1 warrant and 27,500 shares of common stock underlying an A-2 warrant.

(89) Includes 189 outstanding shares of common stock, 40,339 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Mr. Jacobson as partner.

(90) Includes 142 outstanding shares of common stock, 30,254 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant.

(91) Includes 142 outstanding shares of common stock, 30,254 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant. Also includes 50,720 shares of common stock underlying derivative securities held by selling security holder Hudson Valley Capital Management, LLC Mr. Doller is an associate of Kimball & Cross.

(92) Includes 142 outstanding shares of common stock, 34,583 shares of common stock underlying Series A Preferred face amount and dividends, 7,500 shares of common stock underlying an A-1 warrant and 7,500 shares of common stock underlying an A-2 warrant.

(93) Includes 189 outstanding shares of common stock, 40,339 shares of common stock underlying Series A Preferred face amount and dividends, 10,000 shares of common stock underlying an A-1 warrant and 10,000 shares of common stock underlying an A-2 warrant. Power to vote or dispose of the shares is held by Julius Roma as owner.

(94) Voting and dispositive power is held by Kris and Geraldine Shah as trustees. Mr. Shah is our co-chairman, president, chief operating officer and secretary.

(95) JAW Financial, L.P. shares voting and dispositive power over these shares with JAW Lending, Inc., the general partner of JAW Financial, L.P., and Marvin J. Winkler, an executive officer and 50% shareholder of JAW Lending, Inc. Mr. Winkler is our co-chairman and chief executive officer.

(96) Represents shares of common stock underlying a warrant. Power to vote or dispose of the shares is held by Steven R. Chamberlain as chairman, Gary A. Prince as director of mergers and acquisitions and Elaine M. Parfitt as executive vice president and chief financial officer.

(97) Power to vote or dispose of the shares beneficially owned by Research Venture, LLC is held by Jack J. Kessler, as managing member, and Jeffrey Soffer, as member.

(98) Represents shares of common stock underlying a warrant. Power to vote or dispose of the shares is held by Gordon Roth as chief financial officer and chief operating officer.

(99) Power to vote or dispose of the shares is held by Gerard T. Feeney as chief financial officer and Steven Sprague as chief executive officer.

(100) Power to vote or dispose of the shares is held by Cass Gunther Adelman, Esq., as managing member of Burnham Hill Holdings, LLC. Ms. Adelman's spouse, Jason Adelman, is a managing director of BHP and a member of Burnham Hill Holdings, LLC.

(101) Includes 49,204 shares of common stock underlying placement agent warrants and 9,599 shares of common stock underlying exchange agent warrants. Ms. Bergman is chief operating officer of Pali Capital, Inc.

(102) Includes 49,204 shares of common stock underlying placement agent warrants and 9,599 shares of common stock underlying exchange agent warrants. Mr. Reifler is chief executive officer of Pali Capital, Inc.

(103) Includes 20,681 shares of common stock underlying placement agent warrants. Mr. Singer is a managing director of Pali Capital, Inc.

(104) Includes 5,830 shares of common stock underlying placement agent warrants. Power to vote or dispose of the shares is held by John Clifford as chief financial officer.

(105) Includes 50,720 shares of common stock underlying placement agent warrants. Hudson Valley Capital Management, LLC is an affiliate of Kimball & Cross. Power to vote or dispose of the shares beneficially owned is held by Charles W. Doller, III as managing member. Mr. Doller is an employee of Hudson Valley Capital Management LLC, and he operates a branch office of a registered broker-dealer.

(106) Includes 1,750 shares of common stock underlying placement agent warrants. Mr. Shufeldt is employed by Kimball & Cross.

(107) Includes 27,040 shares of common stock underlying placement agent warrants. Mr. Herman is employed by ViewTrade.

(108) Includes 12,960 shares of common stock underlying placement agent warrants. Mr. Ford is employed by ViewTrade.

(109) Includes 900 shares of common stock underlying placement agent warrants. Mr. Pietro is employed by ViewTrade.

(110) Includes 4,000 shares of common stock underlying placement agent warrants. Mr. Ware is employed by ViewTrade.

(111) Includes 6,000 shares of common stock underlying placement agent warrants. Mr. St. Clair is employed by ViewTrade.

(112) Includes 1,500 shares of common stock underlying placement agent warrants. Also includes 45,396 shares of common stock underlying derivative securities held by selling security holder Roger & Divina Lockhart C.R.U.T. Mr. Lockhart is employed by ViewTrade.

PRIVATE PLACEMENTS THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All of the shares of common stock being offered under this prospectus were issued, or are issuable upon exercise or conversion of derivative securities that were issued, in the below-described private placement transactions.

     RESTRUCTURING ARRANGEMENT AND SETTLEMENTS WITH RESEARCH VENTURE, LLC

         Research Venture, LLC filed a complaint against us on June 4, 2002, and filed first amended complaints against us on August 6 and August 7, 2002, alleging unlawful detainer and seeking possession of two leased properties, alleged damages and lost rent. We surrendered possession of both properties and negotiated a restructuring of our obligations under the leases. The restructuring involved, among other terms, our entry on October 23, 2002, into a stipulation for entry of judgment that permitted Research Venture to obtain a judgment against us in the maximum aggregate amount of $3.1 million, less consideration we paid prior to any entry of the judgment, if we did not comply with the terms of the restructuring arrangement through December 2004.

         Under the restructuring arrangement, one of the leases was cancelled and we agreed to take occupancy of the other leased building under a seven-year operating lease beginning in December 2002. In addition, we agreed to make cash payments to Research Venture aggregating $500,000, and we issued 959,323 shares of common stock ("October 2002 settlement shares") and a subordinated convertible promissory note in the principal amount of $360,000 that was convertible at our option, with certain exceptions, into shares of our common stock at a conversion price equal to the greater of $1.30 per share or the arithmetic mean of the closing sale prices of a share of our common stock for the 30-day period ending on the fifth day prior to the date upon which we transmitted a conversion notice to Research Venture.

         On September 16, 2003, we registered for resale the 959,323 October 2002 settlement shares and an additional 276,923 shares of common stock that were issued or issuable upon conversion of the subordinated convertible promissory note. The principal amount of the note represented prepaid rent on the property we were leasing from Research Venture. Exceptions to our right to convert the principal amount of the note into shares of common stock included the occurrence of a change of control of our company, as defined in the note, our failure to comply with our registration obligations under the settlement, or entry of the stipulated judgment.

         Research Venture was entitled to entry of the stipulated judgment if we failed to comply with the terms of the restructuring arrangement. Immediately prior to any entry of the stipulated judgment, Research Venture had the right to return to us any or all shares of common stock we issued under the settlement, and we were to receive a credit against the judgment amount equal to $1.30 multiplied by the number of shares of common stock not returned to us. We did not timely tender the full cash payments that were due under the restructuring agreement. As a result, on August 11, 2003, Research Venture obtained entry of the stipulated judgment in the amount of $2.7 million.

         On August 29, 2003, we entered into an agreement of settlement on stipulated judgment with Research Venture. Under that settlement agreement, Research Venture retained the 959,323 October 2002 settlement shares and 96,919 shares of common stock that had been issued upon conversion of the note ("RV conversion shares"), and we registered all of those shares for resale by Research Venture under a prospectus with which this prospectus has been combined. In addition, Research Venture canceled and surrendered the remaining balance of the note, we paid to Research Venture cash in the amount of $865,000 and issued to Research Venture 414,450 shares of common stock ("August 2003 settlement shares") that were required to be registered for resale by Research Venture under this prospectus, and the building lease agreement was terminated. The settlement agreement contained mutual general release language, and Research Venture authorized us to obtain entry of a stipulation to vacate the August 11, 2003 stipulated judgment.

         Research Venture and we also entered into an amended stipulation for entry of judgment on August 29, 2003. The amended stipulation provides that if we do not maintain effectiveness of the registration statement covering the October 2002 settlement shares and RV conversion shares, then Research Venture will have the right to obtain entry against us of a stipulated judgment in the amount of $1.7 million less the product of $1.30 multiplied by the number of those shares that Research Venture sells prior to entry of the stipulated judgment. Also, because we did not timely obtain effectiveness of the registration statement of which this prospectus is a part (and if we do not maintain effectiveness of the registration statement of which this prospectus is a part), Research Venture is entitled to obtain entry against us of a stipulated judgment in the amount of $373,000 less the product of $0.90 multiplied by the number of the additional 414,450 shares of common stock that Research Venture sells prior to entry of the stipulated judgment. If the stipulated judgment is entered, any unsold shares will be returned to us for cancellation. As of January 20, 2004, Research Venture had resold all of the October 2002 settlement shares and all of the RV conversion shares. We have included for resale under this prospectus the 414,450 August 2003 settlement shares.

     SETTLEMENT AND FORBEARANCE AGREEMENT WITH INTEGRAL SYSTEMS, INC.

         In May 2002, Integral Systems, Inc. filed an action against us in the Circuit Court for Montgomery County, Maryland, Case No. 232706, alleging that we breached the terms of a promissory note for the payment of $390,000. Integral Systems then obtained a confessed judgment against us for approximately $327,000. In March 2003, we executed settlement papers that would permit Integral Systems to file a stipulated judgment against us in the amount of the unpaid balance if we defaulted on a payment schedule that required us to make payments of $20,000 per month until the balance was paid in full. As an agreed upon amount was not paid in full by June 30, 2003, we deposited 400,000 common shares into a third party escrow in July 2003. In November 2003, we paid the obligation in full. The 400,000 shares deposited into the third party escrow were returned for cancellation in accordance with the terms of the escrow agreement. In March 2003, we also issued a warrant to purchase up to 150,000 shares of common stock at an exercise price of $1.30 per share as part of the settlement. The warrant has a three-year term and contains customary anti-dilution provisions for stock splits, stock dividends and the like. The warrant also contains a "net exercise" cashless exercise feature that will permit the warrant to be exercised for a "net" number of shares using the spread between the fair market value at the time of exercise and the warrant exercise price as payment for a reduced number of common shares. We have included for resale under this prospectus the 150,000 shares of common stock underlying the warrant.

     INVESTMENT BANKING EXPENSES FOR MESSRS. BURKE, BURTT  AND HANNAN

         Under a letter agreement dated May 31, 2001, as amended on October 31, 2001, between us, BIZ Interactive Zone, Inc. ("BIZ") and Tucker Anthony Sutro Capital Markets, then an NASD-member firm, in lieu of the $25,000 retainer and approximately $11,000 in unreimbursed expenses that we owed to Tucker Anthony Sutro Capital Markets for investment banking services, we issued 4,050 shares of common stock to RBC Dain Rauscher, Inc. (formerly Dain Rauscher Incorporated), as successor by merger to Tucker Anthony Sutro Capital Markets, and an aggregate of 4,050 shares of common stock to Douglas J. Burke, Forbes W. Burtt and William
M. Hannan, three then employees of Tucker Anthony Sutro Capital Markets. We have included for resale under this prospectus the 4,050 shares of common stock issued under that agreement to Messrs. Burke, Burtt and Hannan.


     INDEPENDENT CONTRACTOR OPTIONS FOR NEFILIM ASSOCIATES, LLC

         Between December 5, 2001 and May 23, 2002, we were a party to an Independent Contractor Services Agreement with Nefilim Associates, LLC. As of the effective date of the agreement, we granted to Nefilim Associates, LLC a two-year fully-vested non-qualified option to purchase up to an aggregate of 6,250 shares of common stock at an exercise price of $4.05 per share, which was the last sale price of a share of our common stock on the immediately preceding day. As of March 4, 2002, we granted to Nefilim Associates, LLC a two-year fully-vested non-qualified option to purchase up to 6,250 shares of common stock at an exercise price of $2.61 per share, which was 90% of the average of the closing prices of a share of our common stock for the 20-trading day period ending on the day immediately preceding the grant date of the option. As of April 16, 2002, we granted to Nefilim Associates, LLC a two-year fully-vested non-qualified option to purchase up to 5,500 shares of common stock at an exercise price of $2.15 per share, which was 90% of the average of the closing prices of a share of our common stock for the 20-trading day period ending on the day immediately preceding the grant date of the option. The December 3, 2001 option has expired. We have included for resale under this prospectus the 11,750 shares of common stock underlying the two un-expired options.

     PLACEMENT AGENT WARRANTS FOR WILLIAM BLAIR & COMPANY, L.L.C. AND NEFILIM ASSOCIATES, LLC

         On May 2, 2002, we granted to William Blair & Company, L.L.C. a three-year warrant to purchase up to 110,000 shares of common stock at an initial exercise price of $1.00 per share as compensation for placement agent services rendered in connection with our December 2001 and April 2002 financings. The warrant contains a net exercise cashless exercise provision. In January 2004, William Blair & Company, L.L.C. transferred a portion of the warrant to Nefilim Associates, LLC. We have included for resale under this prospectus the 16,500 shares of common stock underlying the warrant held by Nefilim Associates, LLC.

     FINDERS' FEE FOR AMG FINANCING CAPITAL, INC.

         Under a finders' fee agreement dated April 2, 2002, JAW Financial, L.P., a limited partnership affiliated with Marvin J. Winkler, our co-chairman of the board and chief executive officer, transferred to AMG Financing Capital, Inc. 12,500 shares of common stock owned by JAW Financial, L.P. as partial payment for the engagement fee we owed to AMG Financing Capital, Inc. We have included the 12,500 shares of common stock for resale under this prospectus.

     PATENT ASSIGNMENT BY ROBERT J. GRAY

         In lieu of payment of $28,000 in cash compensation that we owed to Robert J. Gray in consideration for patents he assigned to us under the terms of his employment arrangement with us, we issued to Mr. Gray effective as of June 13, 2002 an aggregate of 21,374 shares of common stock. We have included those shares of common stock for resale under this prospectus.

     TERMINATION AGREEMENT AND MUTUAL RELEASE WITH WAVE SYSTEMS CORP.

         As of September 30, 2002, we executed a Termination Agreement and Mutual Release by and among us, BIZ and Wave Systems Corp ("Wave"). The Termination Agreement documented the mutual termination effective as of August

31, 2002, of a Purchase, Development and Deployment Agreement, or the Wave Agreement, between BIZ and Wave dated October 2, 2000, as amended on May 10, 2001.

         Under the Wave Agreement, Wave was to provide development work in exchange for cash payments by BIZ of $278,000 per month from June 1, 2001, to December 1, 2002. If BIZ did not make the required monthly payments, then Wave had the right to issue to BIZ default notices requesting payment in the form of common stock of BIZ. If the default notices were not cured within 30 days of written notice, then the unpaid installment would convert from a cash obligation into a stock acquisition right, or SAR. The SAR would give Wave the right to acquire a number of fully paid, nonassessable shares of common stock determined by dividing the fair market value (the average closing price of a share of common stock for the ten trading-day period prior to the date of exercise) of a share of common stock on the date of exercise of the SAR into the aggregate portion of the installment payments that were the subject of an uncured default. The Wave Agreement provided that in the event of a merger or combination involving BIZ, the shares to be issued upon exercise of the SARs would be the shares of BIZ's successor in interest. In August 2001, BIZ became a wholly-owned subsidiary of ours through a merger transaction. Consequently, shares of our common stock became issuable under the SARs.

         Under the Termination Agreement, the Wave Agreement was terminated as of August 31, 2002, and we issued to Wave a non-negotiable, non-interest bearing, subordinated convertible promissory note due December 31, 2005, in the principal amount of $270,000 and 1,600,000 shares of common stock ("Wave termination shares"). The conversion rate of the note initially was $1.35 and was subject to adjustments for stock splits, stock dividends, reclassifications, reorganizations and the like. On December 13, 2002, we converted the entire principal balance of the note into 200,000 shares of common stock ("Wave conversion shares") at the initial conversion rate of $1.35.

         We have included for resale under this prospectus:

          o    1,600,000 Wave termination shares ; and

          o    200,000 Wave conversion shares.

     ADVISORY SERVICES WARRANT FOR ROTH CAPITAL PARTNERS, LLC

         A warrant to purchase 23,756 shares of common stock at $2.11 per share was issued by BIZ to Roth Capital Partners, Inc. for financial advisory services prior to our acquisition of BIZ in August 2001. Roth Capital Partners, Inc. subsequently reorganized, and the warrant is now held by Roth Capital Partners, LLC. The warrant is exercisable for shares of our common stock at any time, in whole or in part, during the five-year period commencing on July 31, 2000. The warrant contains a net exercise cashless exercise provision.

     APRIL 2002 INTEREST SHARES, APRIL 2002 WARRANTS, RETAINED NOTE SHARES, ADDITIONAL RETAINED NOTE SHARES, ADDITIONAL RETAINED WARRANTS AND SEPTEMBER 2003 CASH EXERCISE SHARES

         Under a Securities Purchase, Registration Rights and Security Agreement dated as of April 16, 2002, we issued to six accredited investors in a private offering $5,791,111 in principal amount of 10% secured convertible promissory notes due December 31, 2005 ("April 2002 notes"). The investors were Richard P. Kiphart ($3,789,667), Nefilim Associates, LLC ($256,444), Crestview Capital Fund, L.P. ($1,075,000), Crestview Capital Fund II, L.P. ($400,000), Crestview Offshore Fund, Inc. ($25,000) and Robert Geras ($250,000).

         The April 2002 notes had an initial conversion price of $1.00 per share. Interest on the April 2002 notes was payable quarterly in cash or, at our option, in shares of common stock valued at the arithmetic mean of the closing sale price of our common stock for the 30-day period ending on the day prior to the day the interest payment is due. The outstanding principal balances of the April 2002 notes and, at our option, any accrued and unpaid interest, automatically were to convert into shares of common stock if at any time after the declaration of effectiveness of the registration statement covering the resale of the underlying shares of common stock the closing sale price of a share of our common stock equaled or exceeded $3.00 for 20 consecutive trading days, the average daily trading volume during the 20-trading day period equaled or exceeded 100,000 shares, and the registration statement remained effective throughout each day of the 20-trading day period.

         Mr. Kiphart, Crestview Capital Fund, L.P., and Crestview Capital Fund II, L.P. made various bridge loans to us between November 2002 and September 2003. In November 2003, we completed a private placement ("Series A financing") of Series A Preferred Stock that were accompanied by A-1 and A-2 warrants, as described below. Mr. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Mr. Geras exchanged $1,539,667, $400,000, $120,000 and
$250,000, respectively, of their April 2002 notes for an aggregate of 329.95 shares of Series A Preferred and A-1 and A-2 warrants to purchase an aggregate of 1,649,762 shares of common stock.

         An aggregate of $1,986,444 in principal amount of April 2002 notes ("retained notes") was retained by Mr. Kiphart ($1,250,000), Nefilim Associates, LLC ($256,444), Crestview Capital Fund, L.P. ($350,000) and Crestview Capital Fund II, L.P. ($130,000). The retained notes have a maturity date of December 31, 2005 and are secured by a security interest in all of our assets. In January 2004, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Nefilim Associates, LLC converted into common stock $300,000, $70,000 and $256,444, respectively, of the principal balances of their retained notes.

         April 2002 notes held by Mr. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. in the principal amounts of $1,000,000, $325,000, $150,000 and $25,000, respectively, were exchanged for new notes ("additional retained notes") that had terms substantially identical to the terms of the April 2002 notes except that, automatically upon approval at our 2003 annual meeting of stockholders that was held on December 23, 2003, the principal balances of the additional retained notes converted into an aggregate of 2,142,856 shares of common stock at a conversion price of $0.70 per common share, and we converted accrued interest on the additional retained notes into an aggregate of 10,735 shares of common stock at a conversion price of $1.34 per common share. The additional retained notes were accompanied by additional retained warrants to purchase up to 1,071,429 shares of common stock. The additional retained warrants are substantially identical to the A-1 warrants except that their initial exercise price is $1.00 per common share.

         The April 2002 notes were accompanied by three-year warrants ("April 2002 warrants") to purchase an aggregate of 3,477,666 shares of common stock. The April 2002 warrants had an initial exercise price of $1.30 per share and contain a net exercise cashless exercise provision and customary anti-dilution provisions for stock splits, stock dividends and the like. We repriced the April 2002 warrants in two traunches.

         In September 2003, April 2002 warrants to purchase up to 1,500,000 shares of common stock ("September 2003 cash exercise shares") were repriced to a per share exercise price of $0.50 and then immediately exercised in exchange for the cancellation of $750,000 in bridge notes held by Mr. Kiphart and Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. In September 2003, we also repriced the remaining April 2002 warrants to purchase up to 1,977,666 shares of common stock held by Mr. Kiphart, Crestview Capital Fund L.P., Mr. Geras and Nefilim Associates, LLC to the exercise price in effect from time to time for the A-1 warrants.

         We have included for resale under this prospectus:

          o 954,983 shares of common stock issued upon conversion of interest on the retained notes through January 1, 2004 ("April 2002 interest shares");

          o 626,444 shares of common stock issued upon conversion of portions of the principal balances of the retained notes;

          o    1,977,666 shares of common stock underlying April 2002 warrants;

          o 1,762,189 shares of common stock underlying the principal balances of, and estimated interest (at an assumed interest conversion price of $0.80 per share) from January 1, 2004 through December 31, 2005 on, the retained notes;

          o 2,153,589 shares of common stock issued upon conversion of the principal balances of, and accrued interest on, the additional retained notes;

          o 1,071,429 shares of common stock underlying additional retained warrants; and

          o    1,500,000 September 2003 cash exercise shares.


     SEPTEMBER 2003 BRIDGE WARRANTS, PENALTY SHARES, SEPTEMBER 2003 CASHLESS EXERCISE SHARES, AND MARCH 2003 CASHLESS EXERCISE SHARES

         On August 27, 2003, we issued to Richard P. Kiphart and Crestview Capital Fund II, L.P. three 10% promissory notes totaling $1,250,000. Two of those notes totaling $750,000 were cancelled in exchange for the issuance of the September 2003 cash exercise shares. The remaining $500,000 note held by Mr. Kiphart was to convert into securities to be issued in the Series A financing. However, that note was first exchanged for a new note issued in a September 2003 bridge financing under a Bridge Loan Agreement dated September 1, 2003 between and among us and Mr. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., Crestview Offshore Fund, Inc. and SDS Merchant Fund, L.P.

         In the September 2003 bridge financing, we issued to Mr. Kiphart, Crestview Capital Fund II, L.P. and SDS Merchant Fund, L.P. 10% convertible promissory notes in the aggregate principal amount $1,500,000 ("September 2003 bridge notes") in exchange for $1,000,000 cash and the cancellation of Mr. Kiphart's $500,000 note dated August 27, 2003. The September 2003 bridge investors received five-year bridge warrants ("September 2003 bridge warrants") to purchase up to an aggregate of 500,000 shares of common stock on substantially the same terms as the A-1 warrants. The September 2003 bridge notes were due on demand after November 30, 2003 and automatically were reinvested in the Series A financing at an assumed value of 110% of their then outstanding balance.

         Under a Forbearance Agreement dated September 1, 2003, Mr. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., Crestview Offshore Fund, Inc., Nefilim Associates, LLC and Mr. Geras agreed to refrain from taking any action under their April 2002 notes and related documents in exchange for the issuance of an aggregate of 200,000 shares of common stock ("penalty shares") to Mr. Kiphart and the three Crestview entities.

         In conjunction with the September 2003 bridge financing, we repriced warrants to purchase up to 2,055,000 shares of common stock, which warrants had per share exercise prices ranging from $0.60 to $1.30, to a new exercise price of $0.50 per share. The repriced warrants included the warrants that were exercised in exchange for the 1,500,000 September 2003 cash exercise shares. The remaining repriced warrants to purchase up to 555,000 shares of common stock, which warrants had been issued to Crestview Capital Fund, L.P. (20,000), Crestview Capital Fund II, L.P. (130,000) and Mr. Kiphart (405,000) in previous bridge financings, were exercised on a net exercise cashless basis in exchange for the issuance of 262,895 shares of common stock ("September 2003 cashless exercise shares").

         On October 1, 2003, SDS Merchant Fund, L.P. engaged in a corporate restructuring involving its assets. As a result, beneficial ownership of the September 2003 bridge note and September 2003 bridge warrant that were issued to SDS Merchant Fund, L.P. was transferred to SDS Capital Group SPC, Ltd.

         Following the closing of the Series A financing, we repaid 18% bridge notes in the aggregate principal amount of $40,000 that our co-chairmen, Kris Shah (through the Kris and Geraldine Shah Family Trust) and Marvin J. Winkler, had purchased from us in a bridge financing on March 28, 2003 and that had matured on July 26, 2003. Messrs. Shah and Winkler waived all penalties and costs related to their bridge notes and their related bridge warrants to purchase up to 40,000 shares of common stock. The bridge warrants were to have a per share exercise price equal to the greater of $0.70 or the conversion price of securities we had considered issuing in a financing, but not to exceed $1.30. In conjunction with the waiver of penalties and costs, on October 21, 2003, the per share exercise price of their bridge warrants was set at $0.50 (to be consistent with the exercise price of the warrants that were exercised in exchange for September 2003 cashless exercise shares), and Messrs. Winkler and Shah exercised the bridge warrants on a cashless basis in exchange for an aggregate of 9,474 shares of common stock ("March 2003 cashless exercise shares"). Mr. Winkler then transferred his 2,369 March 2003 cashless exercise shares to JAW Financial, L.P., a limited partnership of which JAW Lending, Inc. is the general partner.

         We have included for resale under this prospectus:
o 500,000 shares of common stock underlying September 2003 bridge warrants; o 200,000 penalty shares; o 262,895 September 2003 cashless exercise shares; and o 9,474 March 2003 cashless exercise shares.

     SERIES A CONVERTIBLE PREFERRED STOCK AND A-1 AND A-2 WARRANTS

         On November 19, 2003, we issued 2,150 shares of Series A Preferred to 84 accredited investors in exchange for $9,510,333 in cash and $5,539,667 in cancellation of previously issued promissory notes. The rights, preferences and privileges of the Series A Preferred are described below. Each investor in the Series A financing received one five-year A-1 warrant to purchase 2,500 shares of common stock and one five-year A-2 warrant to purchase 2,500 shares of common stock for each share of Series A Preferred the investor purchased. The A-1 warrants have an initial exercise price of $1.25 per share, which increases to $1.50 six months and one day after the Commission declares effective the registration statement of which this prospectus is a part. The A-2 warrants have an initial exercise price of $1.50 per share, which increases to $1.75 six months and one day after declaration of effectiveness of the registration statement of which this prospectus is a part. The A-1 warrants and A-2 warrants became exercisable on December 23, 2003, the date of our 2003 annual stockholders' meeting, for an aggregate of up to 10,750,000 shares of common stock, subject to customary anti-dilution provisions for stock splits and the like and subject to weighted-average anti-dilution provisions that are triggered if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than excluded securities, at per share prices less than the then-effective exercise price of the A-1 warrants and A-2 warrants.

         Beginning 36 months and one day after the registration statement of which this prospectus is a part is declared effective, and subject to a minimum average dollar trading volume, we may redeem the A-1 warrants and A-2 warrants for $0.10 per underlying share of common stock if our common stock closes above $3.00 relative to the A-1 warrants and $3.50 relative to the A-2 warrants for ten consecutive trading days and exercise limitations are not in effect. The A-1 warrants and A-2 warrants contain a net exercise cashless exercise feature that will apply at any time after November 19, 2004 that a registration statement covering the resale of the underlying shares is not effective.

         We have included for resale under this prospectus:

          o 101,828 shares of common stock issued in payment of dividends on shares of Series A Preferred from November 19, 2003 through December 31, 2003;

          o 24,816,805 shares of common stock underlying the face amount of, and estimated dividends (at an assumed dividend conversion rate of $0.80 per share) from January 1, 2004 through November 18, 2005 on, shares of Series A Preferred;

          o    5,375,000 shares of common stock underlying A-1 warrants; and

          o    5,375,000 shares of common stock underlying A-2 warrants.

         RANK AND LIQUIDATION PREFERENCE

         Shares of Series A Preferred rank prior to our common stock as to distribution of assets upon liquidation events, which include a liquidation, dissolution or winding up of our company, whether voluntary or involuntary. The liquidation preference of each share of Series A Preferred is equal to the greater of 143% of the face amount plus all accrued dividends or the amount that would be distributed upon the number of shares of common stock into which a share of Series A Preferred could be converted immediately prior to the liquidation event. The written consent of the holders of Series A Preferred is required before we can authorize the issuance of any class or series of capital stock that ranks senior to or PARI PASSU with shares of Series A Preferred.

         DIVIDEND RIGHTS

         Each share of Series A Preferred has a stated amount of $7,000. The holders of Series A Preferred are entitled to a dividend payable semi-annually on June 30 and December 31 of each year, commencing December 31, 2003. The initial dividend rate of 8% per annum will be adjusted to 12% per annum on May 19, 2005. The dividend is payable in cash or, at our option if there are a sufficient number of shares of common stock available, in shares of our common stock valued at the arithmetic mean of the closing sales price of our common stock for the 30-day period ending on the day prior to the day the dividend payment is due. If we fail to make a required cash dividend or other cash payment to a holder within five business days after it is due, then the holder will be entitled to receive interest on the cash amount at a rate equal to the lesser of 18% per annum and the highest legal rate.

         OPTIONAL CONVERSION RIGHTS

         Subject to limitations on certain conversions, redemptions and transfers described below ("Article XII Limitations"), each share of Series A Preferred is convertible at the option of the holder into shares of our common stock at any time or from time to time after our 2003 annual meeting of stockholders, which was held on December 23, 2003, at a conversion price that depends upon whether a conversion event has occurred. Conversion events are:

          o a sale, conveyance or disposition of all or substantially all of our assets;

          o the adoption of or entry into any agreement or plan to cause either a liquidation event or a conversion event, unless the agreement is terminated or the plan is abandoned prior to the occurrence of the liquidation event or conversion event;

          o any event, occurrence or transaction, or sequence of related events, occurrences or transactions (each an "event"), resulting in holders of our common stock immediately prior to such event holding or having the right to direct the voting of 50% or less of the total outstanding voting securities of our company or the other surviving or acquiring person or entity immediately following the event; and

          o any event resulting in the members of our board of directors comprising 50% or less of the members of the board of directors of our company or a surviving or acquiring person or entity immediately following the event.

         The initial conversion price for an optional conversion that occurs prior to a conversion event is $0.70 per share and is subject to adjustments described below. Therefore, each share of Series A Preferred initially is convertible into 10,000 shares of common stock, which number is equal to the quotient of the $7,000 face amount of the share divided by the $0.70 initial conversion price.

         The number of shares of common stock issuable upon an optional conversion of a share of Series A Preferred that occurs after a conversion event will be equal to the quotient of the applicable percentage of the face amount of the share divided by either the conversion event price or, if the conversion event price is greater than $1.00, then the conversion price. The conversion event price in the case of a sale of all or substantially all of our assets will be equal to the total consideration we receive per share of common stock outstanding at the time of the conversion event. In the case of any other conversion event, the conversion event price will be equal to the arithmetic mean of the closing sales price of our common stock for the 30-day period prior to the day we receive the notice of conversion. If the conversion event price is greater than $1.00, then the applicable percentage of the face amount is 100%. If the conversion event price is less than or equal to $1.00, then the applicable percentage of the face amount is 143%.

         If, after the occurrence of a conversion event, we are prohibited from issuing shares of common stock upon an optional conversion as a result of
Article XII Limitations, then we must notify the holders of Series A Preferred, and the holders will then have the right, at any time and from time to time thereafter, have the option to require us to redeem for cash up to the number of shares of Series A Preferred that, after giving effect to the redemption, the then unissued shares portion of the holder's pro rata share of the cap amount described below is at least equal to 100% of the total number of shares of common stock issuable upon conversion of such holder's shares of Series A Preferred.

         Upon conversion of a share of Series A Preferred, we must pay to the holder in cash all amounts then accrued or payable on the share through and including the conversion date. In lieu of issuing fractional shares of common stock, we may pay cash for a fractional share based on the closing sales price at that time, or we may round up to the next whole share.

         The delivery period for shares of common stock issuable upon an optional conversion is the two business days following the conversion date. If we fail to deliver shares of common stock prior to the sixth business day after the expiration of the delivery period, then unless the holder otherwise elects to retain its status as a holder of those shares of common stock by notifying us within five business days after the expiration of the six business-day period that follows the expiration of the delivery period, the holder will regain its rights as a holder of Series A Preferred Stock and we will be required to return to the holder the shares of Series A Preferred that were the subject of the optional conversion.

         MANDATORY CONVERSION REQUIREMENTS

         If at any time after the date that is 18 months after the Effective Date (as defined below), all of the following required conditions are satisfied, then subject to the Article XII Limitations, all of the shares of Series A Preferred will automatically convert into a number of shares of common stock that is calculated as if an optional conversion were occurring:

          o our stockholders have approved the issuance of the Series A Preferred and related transactions, as described in the securities purchase agreement relating to the Series A Preferred (we obtained this approval at our 2003 annual stockholders' meeting that was held on December 23, 2003);

          o a registration statement covering the resale of the shares of common stock underlying the Series A Preferred and related A-1 warrants and A-2 warrants ("Series A Warrants") has been declared effective by the Securities and Exchange Commission (the date on which the registration statement is declared effective is referred to as the "Effective Date");

          o the closing sale price of our common stock is greater than $2.10 per share for at least ten of 15 consecutive trading days (the tenth day is referred to as the "Trigger Date");

          o during the 30 trading day period ending on the Trigger Date, the average dollar trading volume for the lowest 20 dollar volume trading days is not less than $400,000, with dollar volume measured by reference to closing sale prices;

          o all shares of common stock issuable upon conversion of the Series A Preferred and Series A Warrants are authorized and reserved for issuance, registered for resale by their holders, and eligible to be listed or traded on The Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange (each, a "Principal Market");

          o no redemption event, as described below, has occurred without being cured; and

          o all amounts then accrued or payable under the certificate of designation relating to the Series A Preferred or under the securities purchase agreement have been paid.

         If we are prohibited from issuing any shares of common stock upon a mandatory conversion as a result of Article XII Limitations, then the shares of Series A Preferred that are not then able to be converted will cease to accrue dividends and will be converted into shares of our common stock as the Article XII Limitations from time to time permit.

         REDEMPTION RIGHTS

         Each holder of Series A Preferred will have the right to require us to redeem by purchasing for cash any or all of their then outstanding shares of Series A Preferred for an amount per share equal to the redemption amount in effect at the time of redemption, at any time and from time to time after one of the following redemption events occurs and is continuing:


          o our common stock is suspended from trading or is not listed and authorized for trading on a Principal Market for an aggregate of ten or more trading days in any twelve-month period;

          o the registration statement covering the shares of common stock issuable upon conversion of the Series A Preferred has not been declared effective by February 17, 2004 or the registration statement, after being declared effective, cannot be used by the holders of Series A Preferred for the resale of all of their registrable securities for an aggregate of more than 60 days;

          o we fail to remove a restrictive legend on certificates representing shares of common stock issued upon conversion of Series A Preferred where removal of the legend is required by the certificate of designation or the securities purchase agreement and the failure continues uncured for five business days after we receive written notice from the holder regarding the failure;

          o we indicate through a press release or to a holder of Series A Preferred that we do not intend to honor conversions of shares of Series A Preferred in accordance with the terms of the certificate of designation;

          o we or one of our subsidiaries, other than Pulsar Data Systems, Inc., makes an assignment for the benefit of creditors or a receiver or trustee for a substantial part of our assets or the subsidiary's assets is appointed;

          o we or one of our subsidiaries, other than Pulsar Data Systems, Inc., institutes bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors; or

          o we otherwise breach any material term under the securities purchase agreement, the related registration rights agreement or the common stock purchase warrants issued in connection with the Series A Preferred and, if the breach is curable, fail to cure the breach within ten business days after receipt of written notice from a holder of Series A Preferred.

         Except as described in this paragraph, the redemption amount will be equal to the quotient of 143% of the face amount plus accrued dividends divided by the lesser of the then current conversion price and the value of a share of common stock valued at the arithmetic mean of the closing sales price of our common stock for the 30-day period prior to when we receive the redemption notice. With respect to the redemption events relating to our failure to remove restrictive legends and our indication that we do not intend to honor conversions of shares of Series A Preferred in accordance with the terms of the certificate of designation, the redemption amount will be the greater of the redemption amount described in the last sentence of the preceding paragraph and the "parity value" of the shares to be redeemed. The "parity value" will be the product of (i) the highest number of shares of common stock issuable upon an optional conversion of the shares of Series A Preferred Stock without giving effect to any limitations on conversion and treating the trading day immediately preceding the redemption date as the conversion date and (ii) the highest closing price of a share of common stock during the period beginning on the date of first occurrence of the redemption event and ending one trading day prior to the redemption date.

         If we fail to pay the redemption amount for a share of Series A Preferred within five business days after receiving a redemption notice, then the holder of the share will be entitled to interest on the redemption amount at a rate equal to the lower of 24% per annum and the highest legal rate until we pay the redemption amount. If we are unable to redeem all shares of Series A Preferred that are covered by redemption notices, then we must redeem shares to the extent we are able from each redeeming holder on a pro rata basis.

         CONVERSION PRICE ADJUSTMENTS

         The conversion price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, distributions of assets, issuances of convertible securities and purchase rights pro rata to holders of our common stock, and the like. The conversion price also is subject to downward weighted-average anti-dilution adjustments if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than excluded securities, at per share prices less than the then effective conversion price. Excluded securities are:

          o securities purchased under the securities purchase agreement relating to the Series A Preferred;

          o convertible securities or purchase rights outstanding on November 19, 2003;

          o shares of common stock issued or issuable to employees, directors or consultants pursuant to our existing stock option or restricted stock plans or as approved by holders of Series A Preferred as compensation for services rendered to us;

          o shares of common stock issued or issuable to vendors or lenders pursuant to warrants approved by our board of directors;

          o securities issued in a bona fide public offering or in connection with our acquisition of an entity or a stock split, stock dividend or recapitalization; and

          o borrowings from financial institutions, provided that the equity portion of the borrowings and interests convertible into common stock does not exceed 10% of the borrowing.

         VOTING RIGHTS AND BOARD REPRESENTATION

         So long as any shares of Series A Preferred are outstanding, the holders of Series A Preferred, voting as a separate class, will be entitled to elect one Class I member to our board of directors. Prior to the date the registration statement covering the shares of common stock underlying the Series A Preferred is declared effective, the holders of shares of Series A Preferred will also have the right to elect one Class II member to our board of directors. The holders of our common stock, as a class and without the holders of Series A

Preferred, will have the right to elect the remaining members of our board of directors.

         On any matters as to which the Delaware General Corporation Law requires the vote of the holders of Series A Preferred, voting together as one class with the holders of common stock, each share of Series A Preferred will have a number of votes equal to the number of shares of common stock into which it is then convertible, subject to 4.999% ownership limitations described below and except that the number of votes to which a share of Series A Preferred is entitled will be determined without taking into account any conversion price adjustments that may have occurred. Subject to the voting requirements described below, and except as otherwise may be required under the Delaware General Corporation Law, on the matters described in the preceding sentence, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Series A Preferred will constitute approval of the holders of Series A Preferred.

         The approval of holders of at least 75% of the then-outstanding shares of Series A Preferred is required in order for us to enter into an agreement, commitment or understanding regarding any actions in which we would:

          o alter the rights, preferences or privileges of the Series A Preferred or increase the authorized number of shares of Series A Preferred;

          o alter the rights, preferences or privileges of any of our capital stock so as to affect adversely the Series A Preferred;

          o create or issue any securities ranking senior to the Series A Preferred as to distribution of assets upon a liquidation event; or

          o issue any shares of Series A Preferred other than pursuant to the securities purchase agreement or as payment of a dividend on outstanding shares of Series A Preferred.

         The approval of holders of a majority of the then-outstanding shares of Series A Preferred is required in order for us to enter into an agreement, commitment or understanding in which we would:

          o redeem, repurchase or acquire, or declare or pay any cash dividend or distribution on, any securities ranking junior to the Series A Preferred as to distribution of assets upon a liquidation event, other than pursuant to an equity compensation plan approved by our board of directors; or

          o create or allow to exist a lien or security interest on our assets other than one covering accounts receivable in favor of Bay View Funding or a replacement lender or factor, a precautionary security interest taken by an equipment lessor, an interest in our intellectual property that is created in favor of a government or government prime contractor in connection with a government project, and any lien or security interest created by operation of law.

         EXCHANGE RIGHT

         Holders of Series A Preferred have a five-trading day right to exchange their shares of Series A Preferred at 100% of face value for new securities that we may propose to issue. New securities include all common stock, preferred stock and other securities that are exercisable for or convertible into shares of common stock, other than excluded securities described above. However, the exchange right does not apply to any particular offering of new securities with a per share offering price equal to or greater than the then-effective conversion price after we have accepted binding subscriptions of $5,000,000 or more in the offering.

         RIGHT OF FIRST OFFER

         Until May 19, 2004, holders of Series A Preferred have a five-trading day right of first offer with respect to issuances of new securities. Each holder may purchase an amount of new securities valued at up to 50% of the face amount of the holder's shares of Series A Preferred for the price and upon the terms specified by us in a written notice. If holders of Series A Preferred fail to exercise fully the right of first offer, we will have 60 days to sell the new securities or to enter into an agreement to sell the new securities within 90 days from the date of the agreement.

         RESERVATION OF SHARES

         We initially were required to reserve 30,745,000 shares of common stock for issuance upon conversion of shares of Series A Preferred and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series A Preferred. If we fail to maintain adequate reserves for a period of three consecutive trading days plus an additional 90 days, then each holder of Series A Preferred will have the option, exercisable in whole or in part at any time or from time to time, to require us to redeem for cash, at an amount per share equal to the redemption amount as described above, a number of the holder's shares of Series A Preferred such that, after giving effect to the redemption, the then unissued portion of the holder's pro rata share of the reserved amount is at least equal to 100% of the total number of shares of common stock issuable upon conversion of the holder's shares of Series A Preferred.

         ARTICLE XII LIMITATIONS ON CERTAIN CONVERSIONS, REDEMPTIONS AND
         TRANSFERS

         The number of shares issuable in connection with optional conversions, mandatory conversions and redemptions may not exceed any cap amount prescribed by any market upon which our common stock is then listed or traded. For example, the rules of The Nasdaq National Market required us to obtain stockholder approval of the issuance of a number of shares of common stock, or securities exercisable for or convertible into common stock, equal to or greater than 20% of the number of shares of our common stock outstanding prior to the issuance, if the issuance is for a price that is less than the greater of the book value or market value of our common stock at the time of issuance. The cap amount shall be allocated pro rata to the holders of Series A Preferred and other securities issued pursuant to the securities purchase agreement or related agreements.

         In addition, no holder of Series A Preferred may receive in connection with optional conversions, mandatory conversions or redemptions a number of shares of common stock that would result in the holder and its affiliates together beneficially owning more than 4.99% of the then-outstanding shares of our common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. This limitation may only be altered or removed with the vote or written approval of a majority of the outstanding shares of our common stock and the written approval of holders of at least 50% of the outstanding shares of Series A Preferred.

     BURNHAM HILL PARTNERS PLACEMENT AGENT AND EXCHANGE AGENT WARRANTS

         In August 2003, we engaged Burnham Hill Partners, a division of NASD-member firm Pali Capital, Inc. ("BHP"), to act as our placement agent to locate investors interested in acquiring our securities. We paid to BHP a cash fee of $26,250, or 3.5% of gross proceeds we received, in connection with the issuance of the September 2003 cash exercise shares, and $723,723, or approximately 7.6% of gross cash proceeds we received, in connection with new capital raised in the Series A financing. We also agreed to pay to BHP 4% of gross proceeds we receive in connection with the cash exercise of A-1 warrants and A-2 warrants.

         In addition, we issued to BHP five-year placement agent warrants to purchase up to 1,102,389 shares of common stock, or 7% of the shares of common stock underlying the aggregate number of shares of Series A Preferred issued for new capital, and exchange agent warrants to purchase up to 138,433 shares of common stock, or 2.5% of the shares of common stock underlying the aggregate number of shares of Series A Preferred issued in exchange for the cancellation of notes. The placement agent warrants become exercisable on the date of our 2003 annual stockholders' meeting at an exercise price of $0.70 per share, subject to customary anti-dilution provisions for stock splits and the like and subject to weighted-average anti-dilution provisions that are triggered if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than excluded securities, at per share prices less than the then-effective exercise price of placement agent warrants. The placement agent warrants have a net exercise cashless exercise provision. The exchange agent warrants have the same terms as the placement agent warrants except that their exercise price is $0.01 per share. We also issued to BHP additional exchange agent warrants to purchase up to 53,571 shares of common stock, or 2.5% of the shares of common stock underlying the aggregate number of shares of into which the additional retained notes may be converted.

         The term of the engagement letter with BHP is twelve months. In conjunction with the engagement letter with BHP, we executed a separate letter indemnifying BHP and its related parties for services provided under the engagement letter. Under the indemnification letter, we generally agreed to indemnify and hold harmless BHP and its affiliates, the respective directors, officers, partners, agents and employees BHP and its affiliates, and each other person, if any, controlling BHP or any of its affiliates (collectively, "Indemnified Persons"), from and against, any losses, claims, damages or liabilities related to or arising out of the engagement, except for losses, claims, damages or liabilities that are finally judicially determined to have resulted primarily from BHP's bad faith or gross negligence or breach of the engagement agreement. We agreed that if indemnification is for any reason not available or insufficient to hold BHP harmless, we will contribute to the losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by BHP with respect to the engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of BHP on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts that in the aggregate exceed the fees actually received by BHP from us in connection with the engagement.

         Kimball & Cross and ViewTrade Financial ("ViewTrade"), each an NASD-member firm, acted as subplacement agents for BHP in connection with the Series A financing. BHP transferred the placement agent warrants and exchange agent warrants to three entities and twelve individuals. The three entities were Burnham Hill Holdings, LLC, an affiliate of BHP, Kimball & Cross, and Hudson Valley Capital Management, LLC. The twelve individuals were principals or employees of BHP, Kimball & Cross and ViewTrade Financial. In January 2004, Burnham Hill Holdings, LLC exercised its 800,000 exchange agent warrants and 163,000 placement agent warrants on a cashless basis in exchange for 578,321 shares of common stock. In addition, in January 2004 Matthew Balk exercised his 9,806 exchange agent warrants on a cashless basis in exchange for 9,750 shares of common stock.

         We have included for resale under this prospectus:

          o 302,389 shares of common stock underlying placement agent warrants;

          o    19,198 shares of common stock underlying exchange agent warrants;
               and

          o 588,071 shares of common stock issued upon cashless exercise of exchange agent warrants and placement agent warrants.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, automated inter-dealer quotation system, market or trading facility on which the shares are traded, or in the over-the-counter market, or private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

          o    transactions to cover short sales;

          o through the distribution of the shares by any selling security holder to its partners, members or stockholders;

          o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

          o one or more underwritten offerings on a firm commitment or best efforts basis;

          o    a combination of any of these methods of sale; or

          o    any other method permitted by applicable law.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Notwithstanding the terms of this plan of distribution, the selling security holders may not use shares offered under this prospectus to cover short sales or short sales against the box that are made before the registration statement of which this prospectus is a part becomes effective.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

         If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders may sell all or any part of the shares offered under this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         This prospectus does not cover the sale or other transfer of any of the derivative securities whose underlying shares of common stock are being offered for sale pursuant to this prospectus. If a selling security holder transfers those derivative securities prior to conversion or exercise, then the transferee of those derivative securities may not sell the underlying shares of common stock under this prospectus unless we amend or supplement this prospectus to cover such sales.

         In addition, if any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

         For the period a selling security holder holds a derivative security whose underlying shares of common stock are being offered for sale pursuant to this prospectus, the selling security holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the underlying shares of common stock. The terms on which we could obtain additional capital during the period in which those derivative securities remain outstanding may be adversely affected. The holders of derivative securities are most likely to voluntarily convert or exercise their derivative securities when the conversion or exercise price is less than the market price for our common stock. However, we offer no assurance as to whether any of those derivative securities will be converted or exercised.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holders will receive those proceeds directly for their own accounts.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         Our amended and restated certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.

         In addition, our amended and restated certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the DGCL.

         The employment agreements we entered into with Marvin J. Winkler, our co-chairman of the board and chief executive officer, Kris Shah, our president, chief operating officer and secretary, and Thomas E. Schiff, our executive vice president and chief financial officer, contain indemnity provisions. Those provisions require us to indemnify the executives in connection with third party actions and in connection with proceedings by or in the right of our company, and to advance expenses prior to the final disposition of an action or proceeding, to the fullest extent permitted by Section 145 of the DGCL. Those provisions also prohibit us from bringing an action against the executives after the expiration of two years from the date the executives cease to serve in the capacities covered by the employment agreements.

         We and certain of the selling security holders each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration, including liabilities under the Securities Act, and to contribute to payments such persons may be required to make in respect thereof.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of SSP Solutions, Inc. and subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference into this prospectus and into the registration statement of which this prospectus is a part in reliance upon the report of Haskell & White LLP, independent auditors, which report is incorporated by reference into this prospectus, and upon authority of that firm as experts in accounting and auditing.

         The consolidated financial statements and financial statement schedule of SSP Solutions, Inc. and subsidiaries as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, have been incorporated by reference herein, and in the registration statement, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         Each of the audit reports covering the December 31, 2002 and 2001, consolidated financial statements contains an explanatory paragraph that states that the Company's significant operating losses, cash used in operating activities, accumulated deficit and deficit working capital raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                  LEGAL MATTERS

         The legality of the securities offered under this prospectus will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                          TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our electronic filings with the Commission are also available to the public at the Commission's Internet site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market under the symbol "SSPX". Our reports, proxy statements and other information are also available to the public on Nasdaq's Internet site at http://www.nasdaq.com.

         This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to SSP Solutions, Inc. and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each case you should refer to the copy of the document filed for more complete information.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

          o Our current report on Form 8-K for January 27, 2003, filed with the Commission on January 30, 2003 (File No. 000-26227);

          o Our quarterly report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Commission on May 20, 2003;

          o Our current report on Form 8-K for July 11, 2003, filed with the Commission on August 5, 2003;

          o Our quarterly report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Commission on August 19, 2003;

          o Our current report on Form 8-K for August 27, 2003, filed with the Commission on September 9, 2003;

          o Amendment no. 1 to our quarterly report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Commission on September 16, 2003;

          o Amendment no. 2 to our annual report on Form 10-K for the year ended December 31, 2002, filed with the Commission on September 16, 2003;

          o Our current report on Form 8-K for September 26, 2003, filed with the Commission on September 30, 2003;

          o Our current report on Form 8-K for November 5, 2003, filed with the Commission on November 5, 2003;

          o Our current report on Form 8-K for November 17, 2003, filed with the Commission on November 21, 2003;

          o Our quarterly report on Form 10-QSB for the quarter ended September 30, 2003, filed with the Commission on November 19, 2003;

          o Our current report on Form 8-K for December 10, 2003, filed with the Commission on December 11, 2003; and

          o The description of our capital stock contained in our current report on Form 8-K for November 17, 2003, filed with the Commission on November 21, 2003.

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

         Not withstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

         The consolidated financial statements and related independent auditors' reports included in the initial filing of and amendment no. 1 to our annual report on Form 10-K for the year ended December 31, 2002 ("superseded financials") have been superseded by the consolidated financial statements that are included in amendment no. 2 to our annual report on Form 10-K for the year ended December 31, 2002. As a result, the superseded financials do not constitute part of this prospectus or the registration statement of which this prospectus is a part.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

                               SSP Solutions, Inc.
                              17861 Cartwright Road
                            Irvine, California 92614
              Attention: Thomas E. Schiff, Chief Financial Officer
                            Telephone: (949) 851-1085

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

         Securities and Exchange Commission registration fee ......$      4,389
         Printing expenses.........................................$      3,500
         Legal fees and expenses...................................$     25,000
         Accounting fees...........................................$     45,000
         Miscellaneous expenses....................................$      1,000
                                                                   -------------

                                Total..............................$     78,889
                                                                   =============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         The registrant's amended and restated certificate of incorporation provides that, except in certain specified instances, a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         In addition, the registrant's amended and restated certificate of incorporation and bylaws obligate the registrant to indemnify its directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of the registrant. The bylaws also authorize the registrant to purchase and maintain insurance on behalf of any director or officer of the registrant against any liability asserted against that person in that capacity, whether or not the registrant would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

         The employment agreements the registrant entered into with Marvin J. Winkler, the registrant's co-chairman of the board and chief executive officer, Kris Shah, the registrant's president, chief operating officer and secretary, and Thomas E. Schiff, the registrant's executive vice president and chief financial officer, contain indemnity provisions. Those provisions require the registrant to indemnify the executives in connection with third party actions and in connection with proceedings by or in the right of the registrant, and to advance expenses prior to the final disposition of an action or proceeding, to the fullest extent permitted by Section 145 of the DGCL. Those provisions also prohibit the registrant from bringing an action against the executives after the expiration of two years from the date the executives cease to serve in the capacities covered by the employment agreements.

         The registrant and certain of the selling security holders in the offering covered by this registration statement each have agreed to indemnify the other and their respective officers, directors and other controlling persons against certain liabilities in connection with this registration statement, including liabilities under the Securities Act, and to contribute to payments such persons may be required to make in respect thereof.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under the provisions described above, the registrant has been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

Exhibit No.              Description
-----------              -----------

     4.1 Securities Purchase Agreement dated as of November 19, 2003 among SSP Solutions, Inc. and the investors named in Exhibit A thereto (1)

     4.2 Form of Series A-1 Warrant dated as of November 19, 2003 issued by SSP Solutions, Inc. in favor of each investor named in Exhibit A to the Securities Purchase Agreement of even date therewith (1)

     4.3 Form of Series A-2 Warrant dated as of November 19, 2003 issued by SSP Solutions, Inc. in favor of each investor named in Exhibit A to the Securities Purchase Agreement of even date therewith (1)

     4.4 Registration Rights Agreement dated as of November 19, 2003 among SSP Solutions, Inc. and each investor named in Exhibit A thereto (1)

     4.5 Form of Secured Convertible Promissory Note dated November 19, 2003 made by SSP Solutions, Inc. in favor of Richard P. Kiphart, Crestview Capital Fund, L.P. and Crestview Capital Fund II, L.P. in the principal amounts of $1,250,000, $350,000 and $130,000, respectively (issued as retained note that replaces note dated April 16, 2002) (1)

     4.6 Form of Secured Convertible Promissory Note dated November 19, 2003 made by SSP Solutions, Inc. in favor of Richard P. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. in the principal amounts of $1,000,000, $325,000, $150,000 and $25,000, respectively (issued as additional retained note that has automatic conversion feature triggered by stockholder approval and that replaces note dated April 16, 2002) (1)

     4.7 Form of Warrant to Purchase Common Stock dated November 19, 2003 issued by SSP Solutions, Inc. in favor of Richard P. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P. and Crestview Offshore Fund, Inc. as to 714,286 shares, 232,143 shares, 107,143 shares and 17,857 shares, respectively (issued in accompaniment with additional retained note that has automatic conversion feature triggered by stockholder approval and that replaces note dated April 16,
                  2002) (1)

     4.8 Warrant dated July 31, 2000, issued by BIZ Interactive Zone, Inc. in favor of Roth Capital Partners, Inc. as to 23,756 shares, assumed by SSP Solutions, Inc. in the acquisition of BIZ Interactive Zone, Inc. (8)

     4.9 Agreement of Settlement on Stipulated Judgment dated August 29, 2003 between SSP Solutions, Inc. and Research Venture, LLC
                  (3)

     4.10 Lease Surrender and Termination Agreement dated August 29, 2003 between SSP Solutions, Inc. and Research Venture, LLC (3)

     4.11 Amended Stipulation for Entry of Judgment dated August 29, 2003 between SSP Solutions, Inc. and Research Venture, LLC (3)

     4.12 Promissory Note dated August 27, 2003, in the amount of $500,000 made by SSP Solutions, Inc. in favor of Richard P. Kiphart, cancelled in payment of exercise price of re-priced warrants (5)

     4.13 Promissory Note dated August 27, 2003, in the amount of $250,000 made by SSP Solutions, Inc. in favor of Crestview Capital Fund II, L.P., cancelled in payment of exercise price of re-priced warrants (5)

     4.14 Bridge Loan Agreement dated September 1, 2003, by and among Richard P. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., SDS Merchant Fund, L.P., and SSP Solutions, Inc. in the amount of $1,500,000 (5)

     4.15 Form of 10% Convertible Bridge Notes dated September 1, 2003, September 17, 2003 and October 6, 2003 made by SSP Solutions, Inc. in favor of Richard P. Kiphart, SDS Merchant Fund, L.P., Crestview Capital Fund, L.P., and Crestview Capital Fund II, L.P., respectively, in the principal amounts of $500,000, $750,000, $100,000 and $150,000, respectively (5)

     4.16 Form of Warrants issued with 10% Convertible Bridge Notes dated September 1, 2003, September 17, 2003 and October 6, 2003 made by SSP Solutions, Inc. in favor of Richard P. Kiphart, SDS Merchant Fund, L.P., Crestview Capital Fund, L.P., and Crestview Capital Fund II, L.P., respectively, as to 166,667, 250,000, 33,333 and 50,000 shares of common stock, respectively (5)

     4.17 Forbearance Agreement dated September 1, 2003, made by and among SSP Solutions, Inc. and Richard P. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., Crestview Offshore Fund, Inc., Robert Geras and Nefilim Associates, LLC
                  (5)

     4.18 Form of First Amendment to Warrants to Purchase Common Stock (subject to a registration statement) made and entered into as of September 1, 2003, by and between SSP Solutions, Inc., and Richard P. Kiphart, Crestview Capital Fund, L.P., Crestview Capital Fund II, L.P., Crestview Offshore Fund, Inc., Robert Geras and Nefilim Associates, LLC, respectively (5)

     4.19 Form of First Amendment to Warrants to Purchase Common Stock (not subject to a registration statement) made and entered into as of September 1, 2003, by and between SSP Solutions, Inc., and Richard P. Kiphart, Crestview Capital Fund, L.P., and Crestview Capital Fund II, L.P., respectively (5)

     4.20 Placement Agent Agreement dated August 26, 2003, between SSP Solutions, Inc. and Burnham Hill Partners in connection with the sale of Series A Convertible Preferred Stock (5)

     4.21 Form of Placement Agent Warrants dated as of November 19, 2003 issued by SSP Solutions, Inc. in favor of Burnham Hill Holdings, LLC (as to 800,000 shares of common stock), Hilary Bergman (as to 49,204 shares), Brad Reifler (as to 49,204 shares), Matthew Balk (as to 65,000 shares), Eric Singer (as to 20,681 shares), Hudson Valley Capital Management (as to 50,720 shares), Chris Shufeldt (as to 1,750 shares), Kimball & Cross Investment Management Corp. (as to 5,830 shares), Brian Herman (as to 27,040 shares), Sean Callahan (as to 7,600 shares), Mark Ford (as to 12,960 shares), Daniel Pietro (as to 900 shares), Claude Ware (as to 4,000 shares), James St. Clair (as to 6,000 shares) and Roger Lockhart (as to 1,500 shares)
                  (8)

     4.22 Form of Exchange Agent Warrants dated as of November 19, 2003 issued by SSP Solutions, Inc. in favor of Burnham Hill Holdings, LLC (as to 163,000 shares of common stock), Hilary Bergman (as to 9,599 shares), Brad Reifler (as to 9,599 shares) and Matthew Balk (as to 9,806 shares) (8)

     4.23 Warrant Agreement dated as of June 14, 1999 between Litronic Inc. and BlueStone Capital Partners, L.P. and Pacific Crest Securities Inc. (6)

     4.24 Forbearance Agreement dated March 12, 2003 between SSP Solutions, Inc. and Integral Systems, Inc., effective September 1, 2002 (7)

     4.25 Warrant to Purchase Common Stock dated March 12, 2003 by SSP Solutions, Inc. to Integral Systems, Inc. (7)

     5            Opinion of Rutan & Tucker, LLP (*)

     23.1         Consent of Haskell & White LLP, independent auditors

     23.2         Consent of KPMG LLP, independent auditors

     23.3         Consent of Rutan & Tucker, LLP (contained in Exhibit 5)

     24 Power of Attorney (contained on the signature page to the initial filing of this registration statement)

_______________________

     (*)          To be filed by amendment.

     (1) Filed with the Commission on November 21, 2003 as an exhibit to the registrant's current report on Form 8-K for November 17, 2003 and incorporated herein by reference.

     (2) Filed with the Commission on November 4, 2002 as an exhibit to the registrant's current report on Form 8-K for October 23, 2002 and incorporated herein by reference.

     (3) Filed with the Commission on September 9, 2003 as an exhibit to the registrant's current report on Form 8-K for August 27, 2003 and incorporated herein by reference.

     (4) Filed with the Commission on October 8, 2002 as an exhibit to the registrant's current report on Form 8-K for September 27, 2002 and incorporated herein by reference.

     (5) Filed with the Commission on November 19, 2003 as an exhibit to the registrant's quarterly report on Form 10-QSB for September 30, 2003 and incorporated herein by reference.

     (6) Filed as an exhibit to Amendment No. 2 to the registrant's Form S-1 filed with the Commission on May 6, 1999 (registration statement no. 333-72151) and incorporated herein by reference.

     (7) Filed as an exhibit to the initial filing of the registrant's Form 10-K for the year ended December 31, 2002 (file no. 000-26227) and incorporated herein by reference.

     (8) Filed as an exhibit to the initial filing of this registration statement and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution;

provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed with the Commission by the registrant under the Exchange Act.

         (2) For determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered on this registration statement that remain unsold at the termination of the offering.

         (4) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 20, 2004.


                                         SSP SOLUTIONS, INC.

                                         By:   /s/ MARVIN J. WINKLER
                                            ------------------------------------
                                              Marvin J. Winkler, Co-Chairman and
                                              Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

                     Name                                          Title                               Date
                     ----                                          -----                               ----
/s/ MARVIN J. WINKLER                           Co-Chairman of the Board, Chief Executive        January 20, 2004
-------------------------------------------     Officer (principal executive officer) and
Marvin J. Winkler                               Director

    *                                           Co-Chairman of the Board, President, Chief       January 20, 2004
-------------------------------------------     Operating Officer, Secretary and Director
Kris Shah

    *                                           Executive Vice President and                     January 20, 2004
-------------------------------------------     Chief Financial Officer
Thomas E. Schiff                                (principal financial and accounting
                                                officer)

    *                                           Director                                         January 20, 2004
-------------------------------------------
Gregg Amber

    *                                           Director                                         January 20, 2004
-------------------------------------------
Joel K. Rubenstein

    *                                           Director                                         January 20, 2004
-------------------------------------------
Ron R. Goldie

                                                Director                                         January 20, 2004
-------------------------------------------
David A. Janes

* By:  /s/ MARVIN J. WINKLER
       -------------------------------------
       Marvin J. Winkler, Attorney-in-Fact


                                                       II-7

            INDEX TO EXHIBITS ATTACHED TO THIS REGISTRATION STATEMENT

Exhibit No.                Description
-----------                -----------

     5            Opinion of Rutan & Tucker, LLP

     23.1         Consent of Haskell & White LLP, independent auditors

     23.2         Consent of KPMG LLP, independent auditors

     23.3         Consent of Rutan & Tucker, LLP (contained in Exhibit 5)


                                      II-8